Form 10KSB40, Exhibit 13
period 1996-12-31
KEY FLORIDA BANCORP INC
filed 1997-04-15
CIK 836864

                       CONSOLIDATED FINANCIAL STATEMENTS
                                       AND
                          INDEPENDENT AUDITORS' REPORT

                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES

                               BRADENTON, FLORIDA

                                DECEMBER 31, 1996

                        CONSOLIDATED FINANCIAL STATEMENTS
                                       AND
                          INDEPENDENT AUDITORS' REPORT

                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES

                               BRADENTON, FLORIDA

                                DECEMBER 31, 1996











                                    CONTENTS

                                                                  PAGE
                                                                  ----

INDEPENDENT AUDITORS' REPORT                                        1

CONSOLIDATED BALANCE SHEET                                          2

CONSOLIDATED STATEMENT OF INCOME FOR KEY FLORIDA BANCORP,
INC. AND SUBSIDIARIES FOR THE YEAR ENDED DECEMBER 31, 1996,
AND STATEMENT OF INCOME FOR LIBERTY NATIONAL BANK FOR THE
YEAR ENDED DECEMBER 31, 1995                                        3

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR KEY
FLORIDA BANCORP, INC. AND SUBSIDIARIES FOR THE YEAR ENDED
DECEMBER 31, 1996, AND STATEMENT OF STOCKHOLDERS' EQUITY
FOR LIBERTY NATIONAL BANK FOR THE YEAR ENDED DECEMBER 31,
1995                                                                4

CONSOLIDATED STATEMENT OF CASH FLOWS FOR KEY FLORIDA
BANCORP, INC. AND SUBSIDIARIES FOR THE YEAR ENDED DECEMBER
31, 1996, AND STATEMENT OF CASH FLOWS FOR LIBERTY NATIONAL
BANK FOR THE YEAR ENDED DECEMBER 31, 1995                          5-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                        7-29


                                            [PURVIS GRAY & COMPANY LETTERHEAD]
================================================================================


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Key Florida Bancorp, Inc. and Subsidiaries
Bradenton, Florida

We have audited the accompanying consolidated balance sheet of Key Florida Bancorp, Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1996. These consolidated financial statements are the responsibility of Key Florida Bancorp, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying statements of income, changes in stockholders' equity and cash flows of Liberty National Bank for the year ended December 31, 1995, were audited by other auditors whose report dated February 9, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Key Florida Bancorp, Inc. and Subsidiaries at December 31, 1996, and the results of their operations and cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                   /s/ Purvis, Gray and Company

March 7, 1997
Gainesville, Florida

                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1996
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                               BRADENTON, FLORIDA

                                     ASSETS

Cash and Demand Deposits Due From Banks                                         $  10,542,883
Federal Home Loan Bank Overnight Account                                              971,647
Investment Securities - Available-For-Sale                                         27,414,233
Loans Receivable                                                                  155,106,748
 Less:
  Unearned Income                                                                     (76,914)
  Allowance For Loan Losses                                                        (1,321,331)
                                                                                -------------
Loans Receivable, Net                                                             153,708,503
Real Estate Owned                                                                     120,000
Premises and Equipment, Net                                                         4,542,646
Accrued Interest Receivable                                                         1,352,943
Other Assets                                                                        2,237,292
                                                                                -------------
TOTAL ASSETS                                                                      200,890,147
                                                                                =============

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
   Noninterest-Bearing                                                             17,010,952
   Interest-Bearing                                                               170,335,869
                                                                                -------------
  Total Deposits                                                                  187,346,821
  Accrued Interest Payable                                                            549,342
  Other Liabilities                                                                   302,816
                                                                                -------------
TOTAL LIABILITIES                                                                 188,198,979
                                                                                -------------
STOCKHOLDERS' EQUITY
  Common Stock - Par Value $.01 Per Share -
   Authorized:  4,000,000 Shares; Issued
   2,758,129 Shares                                                                    27,581
  Additional Paid-In Capital                                                       11,400,484
  Retained Earnings                                                                 1,282,247
   Less:  Treasury Stock at Cost (143 Shares)                                            (490)
   Unrealized (Losses) on Certain Securities                                          (18,654)
                                                                                -------------
TOTAL STOCKHOLDERS' EQUITY                                                         12,691,168
                                                                                -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 200,890,147
                                                                                =============



                             See accompanying notes.

                      CONSOLIDATED STATEMENT OF INCOME FOR
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                    FOR THE YEAR ENDED DECEMBER 31, 1996, AND
                  STATEMENT OF INCOME FOR LIBERTY NATIONAL BANK
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                               BRADENTON, FLORIDA

                                                                              1996                 1995
                                                                         ------------         ------------

INTEREST INCOME
 Loans, Including Fees                                                   $  9,545,406         $  5,281,899
                                                                         ------------         ------------
 Investment Securities:
   Taxable                                                                  1,373,622            1,416,228
   Exempt From Federal Income Taxes                                            26,353               23,995
                                                                         ------------         ------------
                                                                            1,399,975            1,440,223
 Federal Funds Sold and Overnight Accounts                                    132,530              134,735
                                                                         ------------         ------------
TOTAL INTEREST INCOME                                                      11,077,911            6,856,857
                                                                         ------------         ------------

INTEREST EXPENSE
 Deposits                                                                   5,776,277            3,677,228
 Other Interest Expense                                                        21,962                5,001
                                                                         ------------         ------------
TOTAL INTEREST EXPENSE                                                      5,798,239            3,682,229
                                                                         ------------         ------------

NET INTEREST INCOME                                                         5,279,672            3,174,628
PROVISION FOR LOAN LOSSES                                                     256,859              362,263
                                                                         ------------         ------------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                                                5,022,813            2,812,365
                                                                         ------------         ------------

NONINTEREST INCOME
 Investment Securities Gains (Losses)                                         (14,080)              (6,498)
 Service Charges on Deposit Accounts                                          345,189              314,408
 Other Income                                                                 137,061              265,107
                                                                         ------------         ------------
TOTAL NONINTEREST INCOME                                                      468,170              573,017
                                                                         ------------         ------------

NONINTEREST EXPENSE
 Salaries and Employee Benefits                                             2,167,487            1,015,158
 Occupancy and Equipment                                                      719,189              438,749
 Data Processing                                                              202,325              179,467
 Federal Insurance Deposit Premium                                            530,969              112,036
 Legal and Professional                                                       162,145              206,831
 Amortization of Core Deposit Intangible                                      134,167                    0
 Other Expense                                                                854,232              520,138
                                                                         ------------         ------------
TOTAL NONINTEREST EXPENSE                                                   4,770,514            2,472,379
                                                                         ------------         ------------

INCOME BEFORE INCOME TAXES                                                    720,469              913,003
PROVISION FOR INCOME TAXES                                                    283,944              351,435
                                                                         ------------         ------------
NET INCOME                                                               $    436,525         $    561,568
                                                                         ============         ============

EARNINGS PER SHARE                                                       $        .25         $        .64
                                                                         ============         ============

WEIGHTED AVERAGE SHARES OUTSTANDING                                         1,714,885              879,087
                                                                         ============         ============

                             See accompanying notes.

               CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                    FOR THE YEAR ENDED DECEMBER 31, 1996, AND
           STATEMENT OF STOCKHOLDERS' EQUITY FOR LIBERTY NATIONAL BANK
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                               BRADENTON, FLORIDA




                                               PREFERRED STOCK                  COMMON STOCK                TREASURY STOCK
                                           -------------------------        -----------------------       -------------------
                                            SHARES           AMOUNT          SHARES         AMOUNT        SHARES      AMOUNT
                                           --------          -------        --------       --------       -------     -------
BALANCE, JANUARY 1, 1995                                                      829,582      $  8,296
 Stock Options Exercised                                                       10,560           106
 Stock Split Partial Shares                                                       (81)           (1)
 Warrants Issued                                                              100,925         1,009
 Net Unrealized Gains on
  Securities                                                                        0             0
 Net Income                                                                         0             0
                                                                            ---------      --------
BALANCE, DECEMBER 31, 1995                                                    940,986         9,410
 Merger of Key Florida Bancorp,
  Inc. With Liberty National
  Bank                                      43,025          $   430,250     1,798,861        17,989           360    $(1,953)
 Preferred Dividends Paid                        0                    0             0             0             0          0
 Stock Options Exercised                                                       18,282           182
  Treasury Stock Acquired                        0                    0             0             0            49       (191)
 Preferred Stock Retired                   (43,025)            (430,250)            0             0          (266)     1,654
 Net Unrealized Gain (Loss)
  on Securities                                  0                    0             0             0             0          0
Net Income                                       0                    0             0             0             0          0
                                           -------          -----------     ---------      --------          ----    -------
BALANCE, DECEMBER 31, 1996                       0          $         0     2,758,129      $ 27,581           143    $  (490)
                                           =======          ===========     =========      ========          ====    =======




                                                                   UNREALIZED
                                                 ADDITIONAL        GAIN (LOSS)
                                                  PAID-IN          ON CERTAIN         RETAINED
                                                  CAPITAL           SECURITIES        EARNINGS             TOTAL
                                                 ---------        -----------     ---------------      --------------
BALANCE, JANUARY 1, 1995                         $ 6,453,364         $(478,312)         $  302,847      $ 6,286,195
 Stock Options Exercised                              87,894                 0                   0           88,000
 Stock Split Partial Shares                           (1,034)                0                   0           (1,035)
 Warrants Issued                                      (1,009)                0                   0                0
 Net Unrealized Gains on
  Securities                                               0           414,074                   0          414,074
 Net Income                                                0                 0             561,568          561,568
                                                 -----------         ---------          ----------      -----------
BALANCE, DECEMBER 31, 1995                         6,539,215           (64,238)            864,415        7,348,802
 Merger of Key Florida Bancorp,
  Inc. With Liberty National
  Bank                                             4,783,386                 0                   0        5,229,672
 Preferred Dividends Paid                                  0                 0             (18,693)         (18,693)
 Stock Options Exercised                              77,883                 0                   0           78,065
 Treasury Stock Acquired                                   0                 0                   0             (191)
 Preferred Stock Retired                                   0                 0                   0         (428,596)
 Net Unrealized Gain (Loss)
  on Securities                                            0            45,584                   0           45,584
 Net Income                                                0                 0             436,525          436,525
                                                 -----------         ---------          ----------      -----------
BALANCE, DECEMBER 31, 1996                       $11,400,484         $ (18,654)         $1,282,247      $12,691,168
                                                 ===========         =========          ==========      ===========




                           See accompanying notes.

                    CONSOLIDATED STATEMENT OF CASH FLOWS FOR
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                    FOR THE YEAR ENDED DECEMBER 31, 1996, AND
                STATEMENT OF CASH FLOWS FOR LIBERTY NATIONAL BANK
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                               BRADENTON, FLORIDA

                                                                                        1996             1995
                                                                                 ----------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                                      $       436,525   $       561,568
 Adjustments to Reconcile Net Income to Net Cash
   Provided By Operating Activities:
    Amortization of Core Deposit Intangible                                              134,167                 0
    Depreciation                                                                         187,418            88,000
    (Accretion) of Premium/Discount                                                      (67,863)          (14,111)
    (Gain) on Sale of Property and Equipment                                             (16,752)                0
    Loss on Sale of Investment Securities                                                 14,080             6,498
    Provision For Loan Losses                                                            256,859           362,263
    Deferred Income Taxes                                                               (154,059)           18,565
    Changes in Assets and Liabilities:
      (Increase) in Accrued Interest Receivable                                         (223,977)         (115,691)
      Decrease (Increase) in Prepaid Expenses and Other Assets                            67,246           (16,046)
      (Decrease) Increase in Accrued Interest Payable                                   (101,697)          140,387
      (Decrease) Increase in Accrued Expenses and Other Liabilities                   (1,254,292)          318,144
                                                                                 ---------------   ---------------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                                     (722,345)        1,349,577
                                                                                 ---------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds From Sales of Premises and Equipment                                           309,624                 0
 Purchase of Premises and Equipment                                                   (2,015,190)         (703,312)
 Purchase of Investment Securities                                                   (15,637,059)      (11,282,648)
 Proceeds From Sales of Investment Securities                                          8,104,699         1,487,310
 Proceeds From Maturities and Calls of Investment Securities                          11,707,742        10,616,800
 Loan Originations, Net                                                              (18,583,354)      (16,852,026)
 Proceeds on Other Real Estate Owned                                                     195,228            31,965
 Cash Received Through Merger Acquisition,
   Net of Merger Costs Paid                                                            3,684,315                 0
                                                                                 ---------------   ---------------
NET CASH (USED IN) INVESTING ACTIVITIES                                              (12,233,995)      (16,701,911)
                                                                                 ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Preferred Stock Dividends Paid                                                          (18,693)                0
 Purchase of Treasury Stock                                                                 (191)                0
 Preferred Stock Retired                                                                (428,596)                0
 Stock Issued For Stock Options Exercised                                                 78,065            86,965
 (Decrease) in Federal Funds Purchased                                                (2,000,000)                0
 Net Increase in Noninterest-Bearing Deposits                                          2,357,810           233,959
 Net Increase in Money Market Deposits                                                 1,294,147           561,977
 Net Increase in Savings and NOW Deposits                                              6,428,116         1,247,556
 Net Increase in Time Deposits                                                        10,510,633        13,194,276
                                                                                 ---------------   ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                             18,221,291        15,324,733
                                                                                 ---------------   ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   5,264,951           (27,601)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                           6,249,579         6,277,180
                                                                                 ---------------   ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                           $    11,514,530   $     6,249,579
                                                                                 ===============   ===============

                             See accompanying notes.

                    CONSOLIDATED STATEMENT OF CASH FLOWS FOR
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                    FOR THE YEAR ENDED DECEMBER 31, 1996, AND
                STATEMENT OF CASH FLOWS FOR LIBERTY NATIONAL BANK
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                               BRADENTON, FLORIDA


SHOWN IN THE BALANCE SHEET AS

                                                              1996          1995
                                                          ------------  ------------
  Cash and Demand Deposits Due From Banks                 $ 10,542,883  $  5,147,435
  Federal Home Loan Bank Overnight Account and
    Federal Funds Sold                                         971,647     1,102,144
                                                          ------------  ------------
  TOTAL CASH AND CASH EQUIVALENTS                         $ 11,514,530  $  6,249,579
                                                          ============  ============


SUPPLEMENTAL CASH DISCLOSURES

  Interest Paid                                           $  2,899,936  $  3,541,842
                                                          ============  ============

  Income Taxes Paid                                       $    396,374  $    173,000
                                                          ============  ============



SUPPLEMENTAL NONCASH DISCLOSURES

  STOCK ISSUED FOR ACQUISITION OF KEY FLORIDA BANK, F.S.B.:

    ASSETS ACQUIRED
      Investment Securities                                           $ 10,232,422
      Loans Receivable, Net                                             69,667,007
      Real Estate Owned                                                    150,978
      Premises and Equipment, Net                                        1,252,876
      Accrued Interest Receivable                                          451,302
      Other Assets                                                       2,035,008
                                                                      ------------
    TOTAL ASSETS ACQUIRED                                               83,789,593
                                                                      ------------
    LIABILITIES ASSUMED
      Deposits                                                          78,801,408
      Federal Funds Purchased                                            2,000,000
      Accrued Interest Payable                                             255,619
      Other Liabilities                                                  1,187,209
                                                                      ------------
    (TOTAL LIABILITIES ASSUMED)                                        (82,244,236)
                                                                      ------------

    SUBTOTAL                                                             1,545,357
    CASH RECEIVED LESS MERGER COSTS PAID                                 3,684,315
                                                                      ------------
    EQUITY                                                            $  5,229,672
                                                                      ============

                             See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA


NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              BUSINESS ACTIVITY
              Key Florida Bancorp, Inc. (the Company) is a commercial bank holding company, incorporated under the laws of Florida. It is the parent company of its wholly-owned subsidiary, Liberty National Bank (the Bank), a national bank. The Bank is engaged in bank and bank-related activities. The Liberty National Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest rate earned and paid on these balances. Net interest income is dependent upon the Bank's interest rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand.

              Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate.

              PRINCIPLES OF CONSOLIDATION
              The consolidated financial statements include the accounts of Key Florida Bancorp, Inc. and its wholly-owned subsidiaries, Liberty National Bank and Key Florida Financing, Inc. (an inactive corporation) as described in note 2. All significant intercompany accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not assets of the Bank and, accordingly, are not included in the accompanying consolidated financial statements.

              ACCOUNTING ESTIMATES
              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              CASH EQUIVALENTS
              Cash equivalents include cash, demand deposits due from banks, overnight investment account, and federal funds sold. Generally, federal funds sold mature within ninety days.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

            SECURITIES
            Effective January 1, 1994, the Company adopted the investment categorization and carrying value rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards Statement No. 115 (FASB No. 115), Accounting for Certain Investments in Debt and Equity Securities. Under FASB No. 115, the Company is required to classify acquired debt and equity securities into one of three categories: held-to-maturity, available-for-sale and trading.

            - Investments in debt securities are classified as held-to-maturity only if the Company has the positive intent and ability to hold such securities to maturity. These investments are carried in the balance sheet at amortized cost, i.e., cost adjusted for amortization of premiums and accretion of discounts as computed by the interest method.

            - All investments not classified as either held-to-maturity securities or trading securities are classified as available-for-sale. These securities are carried at market value as of the date of the balance sheet. The unrealized gains and losses on these securities are excluded from earnings for the year. Instead, the net unrealized gains or losses, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet.

            - Securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities. Such securities, if any, are carried at market value and the unrealized gains and losses on such securities are included in income for the current year.

            At December 31, 1996 and 1995, all investment securities are classified as available-for-sale. The unrealized gain (loss), net of tax, is included in the separate component of stockholders' equity as "Unrealized Gains (Losses) on Certain Securities."

            Realized gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

            LOANS RECEIVABLE
            The Company adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (FASB No. 114) on January 1, 1995. FASB No. 114 addresses the accounting by creditors for impairment of certain loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans which the Bank considers to be credit card, consumer installment, residential real estate and home equity loans that are collectively evaluated for impairment. Also, FASB No. 114 requires that impaired loans be measured either by the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              LOANS RECEIVABLE (CONCLUDED)
              fair value of the collateral if the loan is collateral dependent. Management considers a loan impaired when it becomes probable that there will be a loss resulting from the credit after foreclosure and liquidation of the collateral or as a result of not receiving payments when contractually agreed upon, which could result in a loss of principal or interest.

              Nonaccrual loans are loans on which the accrual of interest has been discontinued because either a reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due ninety days or more with respect to interest or principal. A nonaccrual loan may not have an anticipated loss associated with it because of the collateral supporting the credit and, therefore, not be considered impaired. An impaired loan is anticipated to have a loss and may or may not be on nonaccrual. When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed against current period interest income. Interest income on nonaccrual loans and impaired loans is recognized only to the extent cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in management's judgment, the loans are estimated to be fully collectible as to both principal and interest.

              Interest income on loans is recognized based upon the principal amounts outstanding, except that on consumer loans, the sum of the month's digits method is used.

              ALLOWANCE FOR LOAN LOSSES
              The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay. Recoveries of previous charge-offs are added back to the allowance.

              REAL ESTATE OWNED
              Real estate acquired by foreclosure or deed in lieu of foreclosure is carried at the lower of its estimated fair value less estimated costs to sell or the balance of the related loan at the date the real estate is acquired. Costs relating to the development and improvement of the real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              REAL ESTATE OWNED (CONCLUDED)
              Sales of real estate owned are recorded under the full accrual method of accounting. Under this method, a sale is not recognized until payments received aggregate a specific required percentage of the contract sales price. Losses are charged to operations as incurred or when it is determined that the investment in such real estate is greater than the estimated net realizable value.

              PREMISES AND EQUIPMENT
              Land is stated at cost. The premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets' estimated useful lives.

              INCOME TAXES
              Federal and state income taxes are provided on income reported for financial statement purposes and include both current and deferred income tax expense. Current income tax expense is recorded to reflect income taxes based upon the tax returns filed with the appropriate taxing agencies. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year end. The change in deferred taxes attributable to the carrying value of investments categorized as "Available-for-Sale" is recognized as a change in stockholders' equity. The change in deferred income taxes attributable to all other timing differences is recognized as deferred income tax expense or benefit. The tax benefit related to operating loss and tax credit carryforwards, if any, are recognized if management believes, based on available evidence, that it is more likely than not that they will be realized. Investment tax credits, if any, are accounted for under the flow-through method.

              The Company files consolidated federal and state income tax returns with its subsidiaries. Federal and state income taxes are allocated between the Company and its subsidiaries in proportion to the respective contributions to consolidated taxable income.

              The Company uses the asset and liability method of accounting for income taxes as required by FASB No. 109, Accounting for Income Taxes.

              EARNINGS PER SHARE
              Earnings per share are based on the weighted average number of shares of common stock outstanding, retroactively adjusted for the merger and resulting recapitalization discussed in note 2.

              LOAN ORIGINATION FEES
              Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 1 -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

              LOAN-SERVICING RIGHTS
              The cost of loan-servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. When loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing fees receivable" is amortized over the estimated life using a method approximating the level-yield method.

              CONCENTRATION OF CREDIT RISK
              The Bank grants agribusiness, commercial, residential and consumer loans primarily to customers in Manatee and Sarasota Counties in the state of Florida. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate economic sector as shown in note 5.

              RECLASSIFICATIONS
              Certain prior year amounts have been reclassified to conform with current financial reporting to facilitate comparison of the financial data.


NOTE 2 -      BUSINESS COMBINATION AND COMPARABILITY OF FINANCIAL STATEMENTS

              MERGER WITH KEY FLORIDA BANK, F.S.B.
              On July 30, 1996, effective the close of business, the Company and the Bank closed the merger of Key Florida Bank, F.S.B. with and into the Bank. Due to the change in majority ownership interest to that of the Liberty National Bank shareholders, the merger is considered to be an acquisition by the Bank of the Company and its subsidiary, Key Florida Bank, F.S.B. The Key Florida Bank, F.S.B./Liberty National Bank merger transaction has been accounted for under the purchase method of accounting. As a result of the merger, the outstanding shares of the Bank were converted into an aggregate of 1,798,861 shares of Key Florida Bancorp, Inc. common stock resulting in 2,739,847 shares of Key Florida Bancorp, Inc. common stock outstanding after the merger. The cost of assets minus liabilities recorded as a result of Liberty National Bank's acquisition was $5,229,672. In connection with the merger, the Bank recorded intangible assets, including a core deposit intangible in the amount of $975,000, which is being amortized over ten years in accordance with guidelines promulgated by the Office of the Comptroller of the Currency (OCC).

              COMPARABILITY OF FINANCIAL STATEMENTS
              Due to the aforementioned merger transaction, the resultant change in control to Liberty National Bank shareholders, the operating results of Liberty National Bank have been included in the accompanying financial statements for the year ended December 31, 1996, along with those of the Company and Key Florida Bank, F.S.B. (the acquired companies) from July 31, 1996 through December 31, 1996. At the time of the merger, each share of Liberty National Bank common stock was converted into 1.5 shares of the Company's common stock or a total of 1,798,861 shares (cash was paid

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 2 - BUSINESS COMBINATION AND COMPARABILITY OF FINANCIAL STATEMENTS (CONCLUDED)

              COMPARABILITY OF FINANCIAL STATEMENTS (CONCLUDED) in lieu of fractional shares). The 940,986 shares of the Company's common stock issued and outstanding at the time of the merger remained unchanged as shares of Key Florida Bancorp, Inc. common stock. As previously mentioned, the conversion of Liberty National Bank's common shares plus the original issued and outstanding shares of the Company yielded an aggregate number of the Company's common shares issued of 2,739,847. Due to the number of shares of the Company's stock issued to Liberty National Bank shareholders in the merger, a change of control of the Company was deemed to have occurred. Because control changed to Liberty National Bank shareholders at merger, the comparative financial statements presented for the preceding fiscal year ended December 31, 1995, are those of Liberty National Bank.

              RECAPITALIZATION RESULTING FROM MERGER
              As a result of the merger transaction, the January 1, 1995, balance of the Bank's common stock outstanding and the related balance in par value have been retroactively restated to reflect the number of shares outstanding of the Company and the Company's one-cent par value. Additionally, additional paid-in capital at that date has been restated to reflect the corresponding adjustment of the balance in par value. These adjustments were made to give retroactive application to the aforementioned recapitalization resulting from the merger on July 30, 1996. The amounts as originally reported and as adjusted at January 1, 1995, are as follows:

                                                                      COMMON STOCK      ADDITIONAL
                                                                 ---------------------    PAID-IN
                                                                 SHARES       AMOUNT      CAPITAL
                                                                 ------       ------      -------
              As Originally Reported ($5 Par Value)              845,606   $ 4,228,030  $2,233,630
              Adjustment For Recapitalization                    (16,024)   (4,219,734)  4,219,734
                                                                 -------   -----------  ----------
              As Adjusted (One-Cent Par Value)                   829,582   $     8,296  $6,453,364
                                                                 =======   ===========  ==========


NOTE 3 -      SAVINGS ASSOCIATION INSURANCE FUND (SAIF) SPECIAL ASSESSMENT

              On September 30, 1996, the President of the United States signed the omnibus appropriations bill into law. This legislation was aimed at recapitalizing the SAIF through a one-time special assessment on the insured deposits of SAIF member institutions. Though Liberty National Bank is a member of the Federal Deposit Insurance Corporation (FDIC) Bank Insurance Fund (BIF), it holds assessable deposits acquired in the merger with Key Florida Bank, F.S.B. and due to its participation in a Section 5(d)(3) "Oakar" transaction is subject to the SAIF special assessment. Based upon the amount of assessable deposits held by the Bank at March 31, 1995, the calculated special assessment payable by the Bank to the FDIC was $400,150, which the Bank expensed by September 30, 1996, and was paid on November 27, 1996. The charge to income was not reported as an extraordinary item.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 4 -      SECURITIES

              The carrying value of securities, including information regarding amortized cost, gross unrealized gains, gross unrealized losses and market value is tabulated below:

                                                                          CARRYING VALUE SUMMARY
                                                                         1996 (AVAILABLE-FOR-SALE)
                                                       ----------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED    UNREALIZED         MARKET
                                                           COST           GAINS         LOSSES          VALUE
                                                           ----           -----         ------          -----
              U.S. Treasury Securities                 $   6,443,876  $      31,741  $       5,307  $   6,470,310
              U.S. Government Agencies                    15,798,228         21,822         97,498     15,722,552
              Mortgage-Backed Securities                   4,061,703         28,480         15,474      4,074,709
              Obligations of State and
                Political Subdivisions                       426,789          7,973              0        434,762
                                                       -------------  -------------  -------------  -------------
              Total Debt Securities                       26,730,596         90,016        118,279     26,702,333
              Equity Securities                              711,900              0              0        711,900
                                                       -------------  -------------  -------------  -------------
              TOTAL SECURITIES                         $  27,442,496  $      90,016  $     118,279  $  27,414,233
                                                       =============  =============  =============  =============


                                                                          CARRYING VALUE SUMMARY
                                                                         1995 (AVAILABLE-FOR-SALE)
                                                       ----------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED    UNREALIZED         MARKET
                                                           COST           GAINS         LOSSES          VALUE
                                                           ----           -----         ------          -----
              U.S. Treasury Securities                 $   2,849,720  $      14,612  $       7,847  $   2,856,485
              U.S. Government Agencies                    15,972,297         71,115        163,005     15,880,407
              Mortgage-Backed Securities                   1,944,974          3,502         17,215      1,931,261
              Obligations of State and
                Political Subdivisions                       413,461              0              0        413,461
                                                       -------------  -------------  -------------  -------------
              Total Debt Securities                       21,180,452         89,229        188,067     21,081,614
              Equity Securities                              211,900              0              0        211,900
                                                       -------------  -------------  -------------  -------------
              TOTAL SECURITIES                         $  21,392,352  $      89,229  $     188,067  $  21,293,514
                                                       =============  =============  =============  =============

              The amortized cost, carrying (market) value and weighted average yields of investment securities at December 31, 1996, by contractual maturity are shown below. The weighted average yield is determined using the amortized cost of securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligation with or without call or prepayment penalties.

                                                                                 CARRYING
                                                                AMORTIZED        (MARKET)          WEIGHTED
                                                                  COST             VALUE         AVERAGE YIELD
                                                                  ----             -----         -------------
              Due in One Year or Less                       $     2,510,639  $     2,505,070         5.56%
              Due After One Year Through Five Years              19,649,725       19,618,654         6.09%
              Due After Five Years Through Ten Years                508,529          503,900         6.55%
              Mortgage-Backed Securities                          4,061,703        4,074,709         6.42%
              Equity Securities                                     711,900          711,900
                                                            ---------------  ---------------
              TOTAL                                         $    27,442,496  $    27,414,233
                                                            ===============  ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 4 -      SECURITIES (CONCLUDED)

              Proceeds from sales of investment securities classified as available-for-sale during 1996 were $8,104,699, with gross gains of $21,356 and gross losses of $35,436. During 1995, proceeds from sales of investment securities classified as available-for-sale were $1,487,310, with gross gains of $4,813 and gross losses of $11,311. In computing recognized gains and losses, cost is determined using specific identification of securities.

              Equity securities consist of $211,900 of Federal Reserve stock and $500,000 of Federal Home Loan Bank stock. Both are restricted and required by regulators to be maintained by the Company.

              As of December 31, 1996, investment securities with a carrying value of $500,000 were pledged as collateral for public funds, trust deposits and repurchase agreements.

              UNREALIZED GAINS ON SECURITIES AVAILABLE-FOR-SALE
              As discussed in note 1, the Company adopted the investment categorization and carrying value rules as required by FASB No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this statement, the unrealized gains or losses on investment securities available-for-sale, net of the applicable deferred income taxes, is shown as a separate component of stockholders' equity in the balance sheet.

              The following is a summary of the effects on the statement of stockholders' equity as of December 31:

                                                                                  1996      1995
                                                                               --------- ---------
              Gross Unrealized (Losses) Gains on Investment
                Securities Available-For-Sale                                  $(28,263) $ (98,838)
              Deferred Income Tax Asset (Liability) on
                Unrealized Gains                                                  9,609     34,600
                                                                               --------  ---------
              NET (DECREASE) IN STOCKHOLDERS' EQUITY                           $(18,654) $ (64,238)
                                                                               ========  =========


              The following tabulation presents the net change in unrealized gains or losses on available-for-sale securities that is shown as a separate component of stockholders' equity.

                                                                                 1996      1995
                                                                              ---------  ---------
              Increase in Unrealized Gains or Losses                          $  70,575  $ 636,474
              (Increase) in Related Deferred Income Taxes                       (24,991)  (222,400)
                                                                              ---------  ---------
              NET INCREASE IN STOCKHOLDERS' EQUITY                            $  45,584  $ 414,074
                                                                              =========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 5 -      LOANS AND ALLOWANCE FOR LOAN LOSSES

              Major categories of loans included in the loan portfolio are:

              Commercial, Financial and Agricultural                         $      22,592,750
              Real Estate                                                          121,533,213
              Installment Loans                                                     10,980,785
                                                                             -----------------
              Loans Receivable (Gross)                                             155,106,748
              (Unearned Income)                                                        (76,914)
                                                                             -----------------
              LOANS RECEIVABLE (NET OF UNEARNED INCOME)                      $     155,029,834
                                                                             =================

              The maturity ranges of the loan portfolio and the amount of loans with predetermined interest rates and floating rates in each maturity range, as of December 31, 1996, are summarized as follows:

                                                                      CONTRACTUAL MATURITY DISTRIBUTION
                                                            ---------------------------------------------------
                                                             WITHIN         ONE -         AFTER
                                                            ONE YEAR     FIVE YEARS    FIVE YEARS        TOTAL
                                                            --------     ----------    ----------        -----
              Commercial, Financial and Agricultural     $  10,381,659  $  9,176,160  $  3,003,558  $   22,561,377
              Real Estate                                   25,738,888    18,315,151    77,433,633     121,487,672
              Installment Loans                              2,809,097     6,559,971     1,611,717      10,980,785
                                                         -------------  ------------  ------------  --------------
              TOTAL LOANS (NET OF UNEARNED INCOME)          38,929,644    34,051,282    82,048,908     155,029,834
                                                         =============  ============  ============  ==============

              Loans With Predetermined Rate                  5,801,521    18,761,354    37,667,733      62,230,608
              Loans With a Floating Rate                    33,128,123    15,289,928    44,381,175      92,799,226
                                                         -------------  ------------  ------------  --------------
              TOTAL LOANS (NET OF UNEARNED INCOME)       $  38,929,644  $ 34,051,282  $ 82,048,908  $  155,029,834
                                                         =============  ============  ============  ==============


              The Bank has granted loans to its executive officers, directors and principal equity holders and their associates. The aggregate dollar amount of these loans was approximately $2,413,516 and $1,586,592 at December 31, 1996 and 1995, respectively. During 1996, approximately $757,084 in new loans were made, and $625,499 added at purchase of Key Florida Bank, F.S.B. Repayments approximated $555,659.

              Loans on which the accrual of interest has been discontinued or reduced at December 31, 1996 and 1995, approximated $1,606,000 and $696,000, respectively. If interest on these loans had been accrued, such income would have approximated $122,000 and $33,000 in 1996 and 1995, respectively.

              At December 31, 1996, the Bank had loans subject to floors and caps totalling $92,799,226. The floors and caps on these loans range from 1% to 18%.

              At December 31, 1996, there were no commitments to lend additional funds to borrowers whose loans are classified as nonaccrual.

              Mortgage servicing rights of $181,799 were acquired in the merger with Key Florida Bank, F.S.B., and are being amortized. Balance at December 31, 1996, was $141,084.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 5 -      LOANS AND ALLOWANCE FOR LOAN LOSSES (CONCLUDED)

              Changes in the allowance for loan losses for 1996 and 1995 are summarized as follows:

                                                                            1996            1995
                                                                      --------------  --------------
              BALANCE, BEGINNING OF YEAR                              $      704,317  $      429,060
                                                                      --------------  --------------
                Provisions Charged to Expense                                256,859         362,263
                                                                      --------------  --------------
                Purchase of Key Florida Bank, F.S.B.                         528,109               0
                                                                      --------------  --------------
                Recoveries of Loans Previously Charged-Off:
                 Commercial, Financial and Agricultural                        6,117               0
                 Installment Loans                                                70           5,876
                                                                      --------------  --------------
                Total Recoveries                                               6,187           5,876
                                                                      --------------  --------------
                Loans Charged-Off:
                 Commercial, Financial and Agricultural                      110,885          13,088
                 Real Estate                                                  30,000               0
                 Installment Loans                                            33,256          79,794
                                                                      --------------  --------------
                Total Loans Charged-Off                                     (174,141)        (92,882)
                                                                      --------------  --------------
              BALANCE, END OF YEAR                                    $    1,321,331  $      704,317
                                                                      ==============  ==============
              RATIO OF NET CHARGE-OFFS TO
                AVERAGE LOANS OUTSTANDING                                    .16%            .15%
              RATIO OF ALLOWANCE FOR LOAN LOSSES AS A
                PERCENTAGE OF YEAR END LOANS                                 .85%           1.06%

              As of December 31, 1996 and 1995, the allowance for loan losses was allocated as follows:

                                                               1996                             1995
                                                  -----------------------------    ------------------------------
                                                                     PERCENT BY                        PERCENT BY
                                                      AMOUNT          CATEGORY         AMOUNT           CATEGORY
                                                  -------------     -----------    -------------    -------------
              Commercial                          $     595,973          45.1%     $     325,000           46.2%
              Real Estate                               584,969          44.3%           335,000           47.6%
              Installment                               140,389          10.6%            44,000            6.2%
                                                  -------------       -------      -------------       --------
              TOTAL ALLOWANCE FOR LOAN LOSSES     $   1,321,331         100.0%     $     704,000          100.0%
                                                  =============       =======      =============       ========

              At December 31, 1996, the total recorded investment in impaired loans was $937,406, which had a related allowance for credit losses of $107,513. None of the recorded investment in impaired loans were without a related allowance for credit losses. The average recorded investment in impaired loans at December 31, 1996, was $816,703. The amount of interest income recognized during the time within the year ended December 31, 1996, that the loans were impaired was $7,930. The amount of interest income recognized using a cash basis method of accounting during the time within the year ended December 31, 1996, that the loans were impaired was $7,767.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 6 -      PREMISES AND EQUIPMENT

              A summary of premises and equipment is as follows:

              Land and Land Improvements                      $  1,246,665
              Buildings                                          1,909,165
              Leasehold Improvements                               168,128
              Furniture, Fixtures and Equipment                  2,556,922
                                                              ------------
                                                                 5,880,880
              (Accumulated Depreciation)                        (1,338,234)
                                                              ------------
              TOTAL PREMISES AND EQUIPMENT                    $  4,542,646
                                                              ============

              Depreciation expense for 1996 and 1995 was $187,418 and $88,000, respectively.


NOTE 7 -      DEPOSITS

              A summary of interest-bearing deposits is as follows:

              Demand                                       $ 26,111,666
              Savings                                        19,590,395
              Time                                          124,633,808
                                                           ------------
              TOTAL INTEREST-BEARING DEPOSITS              $170,335,869
                                                           ============

              Time deposit maturities for future years are presented in the following table:

                   YEAR                                    AMOUNT
              ---------------                          -------------
                   1997                                $  90,271,313
                   1998                                   16,914,704
                   1999                                    5,978,924
                   2000                                    8,788,260
                   2001                                    2,610,543
                Thereafter                                    70,064
                                                       -------------
                   TOTAL                               $ 124,633,808
                                                       =============

              Included in interest-bearing deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1996, are as follows:

              Three Months or Less                        $ 7,321,198
              Three Through Six Months                      4,829,065
              Six Through Twelve Months                     3,836,963
              Over Twelve Months                            4,146,655
                                                          -----------
              TOTAL                                       $20,133,881
                                                          ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 7 -      DEPOSITS (CONCLUDED)

              A summary of interest on deposits is as follows:

                                                              1996             1995
                                                           ----------       ----------
              Interest-Bearing Demand Deposits             $  571,009       $  391,865
              Savings                                         393,540          111,541
              Time Deposits of $100,000 or More             1,129,581          658,882
              Other Time Deposits                           3,682,147        2,514,940
                                                           ----------       ----------
              TOTAL                                        $5,776,277       $3,677,228
                                                           ==========       ==========


NOTE 8 -      INCOME TAXES

              As discussed in note 1, the Company uses the asset and liability method of accounting for income taxes as required by FASB No. 109, Accounting for Income Taxes.

              The total provision (benefit) for income taxes is as follows:

                                                                                      1996       1995
                                                                                    ---------  --------
              CURRENT INCOME TAX EXPENSE
               Exclusive of Benefits of Net Operating Loss Carryover:
                  U.S. Federal                                                      $ 219,448  $398,575
                  State of Florida                                                     25,050    36,175
                                                                                    ---------  --------
               Subtotal                                                               244,498   434,750
                                                                                    ---------  --------
               Benefits of Net Operating Loss Carryover:
                  U.S. Federal                                                        (97,862)  (54,575)
                  State of Florida                                                    (16,751)  (10,175)
                                                                                    ---------  --------
               Subtotal                                                              (114,613)  (64,750)
                                                                                    ---------  --------
              TOTAL CURRENT INCOME TAX EXPENSE                                        129,885   370,000
                                                                                    ---------  --------

              DEFERRED INCOME TAX (BENEFIT)
               U.S. Federal                                                           141,987   (17,505)
               State of Florida                                                        12,072    (1,060)
                                                                                    ---------  --------
              TOTAL DEFERRED INCOME TAX (BENEFIT)                                     154,059   (18,565)
                                                                                    ---------  --------

              TOTAL INCOME TAX EXPENSE                                              $ 283,944  $351,435
                                                                                    =========  ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 8 -      INCOME TAXES (CONTINUED)

                                                                      1996              1995
                                                              ------------------  ------------------
                                                                AMOUNT       %     AMOUNT        %
                                                              ---------   ------  --------   -------
              Computed "Expected" Income Tax
               Expense                                        $ 244,960    34.0   $310,421     34.0
              Tax-Exempt Income and Nondeductible
               Expenses                                          (5,504)   (0.8)    14,700      1.6
              State Income Taxes, Net of Federal
               Income Tax Benefits                               24,500     3.4     16,200      1.8
              Other                                              19,988     2.8     10,114      1.1
                                                              ---------  ------   --------   ------
              TOTAL                                           $ 283,944    39.4   $351,435     38.5
                                                              =========  ======   ========   ======

              Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                                                           1996          1995
                                                                                      -------------  -------------
              DEFERRED TAX LIABILITIES
                Basis Differences From Business Acquisition:
                  Loans                                                               $      65,806  $           0
                  Bank Premises                                                             112,326              0
                  Core Deposits                                                             316,405              0
                Basis Differences From Accrual to Cash Methods                              208,875         92,000
                Depreciation                                                                 36,966              0
                                                                                      -------------  -------------
              GROSS DEFERRED TAX LIABILITIES                                                740,378         92,000
                                                                                      -------------  -------------

              DEFERRED TAX ASSETS
                Net Operating Loss                                                          116,047              0
                Allowance For Loan Losses                                                   378,988        152,500
                Basis Differences From Business Acquisition:
                  Loans                                                                       2,088              0
                  Securities                                                                 20,584              0
                  Certificates of Deposit                                                    61,576              0
                Basis Differences From Accrual to Cash Methods                              134,630         28,000
                Basis Difference on Investment Securities Available-For-Sale                  9,609         34,600
                Other                                                                         2,211              0
                                                                                      -------------  -------------
              GROSS DEFERRED TAX ASSETS                                                    (725,733)      (215,100)
                                                                                      -------------  -------------

              VALUATION ALLOWANCE                                                            17,500         17,500
                                                                                      -------------  -------------

              NET DEFERRED TAX LIABILITIES (ASSETS)                                   $      32,145  $    (105,600)
                                                                                      =============  =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 8 -      INCOME TAXES (CONCLUDED)

              The sources of timing differences and the related income tax effect of each of the years ended December 31, 1996 and 1995, were as follows:

                                                                                           1996           1995
                                                                                      -------------  -------------
              Utilization of Net Operating Loss                                       $     114,613  $      64,750
              Provision For Loan Losses For Income Tax Purposes
                (Less) Than For Financial Statement Purposes                                (73,400)      (100,000)
              Basis of Securities Sold Greater For Income Tax
                Purposes Than For Financial Statement Purposes                               81,984              0
              Depreciation Deducted For Income Tax Purposes
                Greater (Less) Than For Financial Statements
                Purposes                                                                     36,850              0
              Amortization of Asset Bases Greater For Financial
                Reporting Purposes Than For Income Tax Purposes                              (6,012)             0
              Adjustment For Accrual Basis to Cash Basis Income
                and Expenses                                                                (24,748)          (856)
              Other, Including Revisions of Estimates                                        24,772             41
                                                                                      -------------  -------------
              Subtotal Before Change in Valuation Allowance                                 154,059        (36,065)
              Change in Valuation Allowance                                                       0         17,500
                                                                                      -------------  -------------
              TOTAL                                                                   $     154,059  $     (18,565)
                                                                                      =============  =============

              As a result from gains and losses on sales of securities, income tax expense (decreased) by the following amounts: $(5,298) in 1996; $(2,210) in 1995.


NOTE 9 -      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

              The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

              CASH AND SHORT-TERM INVESTMENTS
              For those short-term instruments, the carrying amount is considered a reasonable estimate of fair value.

              INVESTMENT SECURITIES
              For marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 9 -      DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

              LOANS
              For variable rate loans, fair values were based on repricing dates. The fair values of fixed-rate loans were based on discounted cash flows. Prepayment assumptions for real estate loans were based on Bloomberg estimates of mortgage pools with like characteristics. The discount rates used to determine the present value of these loans were based on interest rates currently charged by the bank on comparable loans as to credit risk and term.

              DEPOSIT LIABILITIES
              The fair value of demand deposits are, as required by FASB No. 107, equal to the carrying value of such deposits. Demand deposits include noninterest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Actual maturities have been used to value fixed-rate term deposits. The discount rates were based on interest rates currently being offered by the Bank on comparable deposits as to amount and term.

              These estimated fair values do not include the intangible value of core deposit relationships which comprise a portion of the Bank's deposit base. Management believes that the Bank's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial intangible value separate from the value of the deposit balances.

              COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT Substantially all of the Bank's commitments to extend credit and standby letters of credit are at variable rates and are subjected to the same credit criteria as for recognized loans receivable. The variable rates ascribed to these commitments to extend credit and standby letters of credit approximate market rates for such instruments. Accordingly, the carrying amount is considered a reasonable estimate of fair value.

              The estimated fair values of the Bank's financial instruments are as follows:

                                                                     (IN THOUSANDS)
                                                            ---------------------------------
                                                                CARRYING            FAIR
                                                                 AMOUNT            VALUE
                                                            ---------------  ----------------
              FINANCIAL ASSETS
               Cash and Short-Term Investments              $        11,515  $        11,515
               Investment Securities                                 27,414           27,414
               Loans Receivable, Net                                153,709          153,806

              FINANCIAL LIABILITIES
               Deposits                                             187,347          188,178

              UNRECOGNIZED FINANCIAL INSTRUMENTS
                  Commitments to Extend Credit                        7,019            7,019
                  Standby Letters of Credit                             546              546

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 9 -    DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONCLUDED)

            COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT (CONCLUDED) The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest rate caps and floors written. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

            The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors, the contract or notional amounts do not represent exposure to credit loss.

            Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

            Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend for only one year and expire in decreasing amounts through 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds marketable securities, certificates of deposit, securities sold under agreements to repurchase and real estate, as collateral supporting those commitments for which collateral is deemed necessary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 10 -     COMMITMENTS AND CONTINGENCIES

              In the normal course of business, the Bank has various commitments and contingent liabilities outstanding, such as commitments to extend credit and standby letters of credit which are not reflected in the consolidated financial statements. At December 31, 1996, the Bank had commitments to customers of approximately $546,000 for standby letters of credit, $2,878,506 for approved lines of credit and unfunded loan commitments were $4,140,719. No losses are anticipated as a result of these transactions.

              The Bank is involved in legal proceedings primarily concerning the recovery of loans previously charged-off or adequately provided for in the allowance for loan losses. Management, after a review of all litigation with counsel, believes that the resolution of these matters will not have a material effect on the accompanying consolidated financial statements.

              LEASE COMMITMENTS
              At December 31, 1996, the Bank was obligated under three noncancelable operating lease agreements with renewal options on properties used principally for branch operations. The Bank expects to renew such agreements at expiration in the normal course of business. The leases contain escalation clauses commencing at various times during the lives of the leases. Such clauses provide for increases in the annual rental, based on increases in the consumer price index.

              Minimum commitments for rental expenditures under all noncancellable operating leases are presented for future years in the following table:

                                 YEAR                          AMOUNT
                              ----------                     ---------
                                 1997                        $ 173,407
                                 1998                          120,816
                                 1999                          120,816
                                 2000                          120,816
                                 2001                           68,544
                              Thereafter                             0
                                                             ---------
                       TOTAL MINIMUM LEASE PAYMENTS          $ 604,399
                                                             =========


              Rental expense for all operating leases was $175,894 and $72,000 in 1996 and 1995, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 11 -     STOCKHOLDERS' EQUITY

              REGULATORY MATTERS
              There are no restrictions on the ability of the Company to pay dividends from its retained earnings; however, banking regulations limit the amount of dividends national banks may declare without receiving prior approval from the Comptroller of the Currency. At December 31, 1996, approximately $852,452 was available for payment of dividends by the Bank without such approval.

              The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

              Quantitative measure established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

              As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                  (IN THOUSANDS)
                                                                  ---------------------------------------------
                                                                                                 TO BE WELL
                                                                                              CAPITALIZED UNDER
                                                                                              PROMPT CORRECTIVE
                                                                          ACTUAL              ACTION PROVISIONS
                                                                  --------------------    ---------------------
                                                                    AMOUNT       RATIO      AMOUNT       RATIO
                                                                  ----------     -----    -----------  --------
              Tier I Capital (To Risk-Weighted Assets)              $11,869       9.04%     $ 7,875    >   6.0%
                                                                                                       -
              Tier I Leverage Capital (To Average Assets)           $11,869       8.50%     $ 6,982    >   5.0%
                                                                                                       -
              Total Capital (To Risk-Weighted Assets)               $13,190      10.05%     $13,125    >  10.0%
                                                                                                       -



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 11 -     STOCKHOLDERS' EQUITY (CONCLUDED)

              STOCK OPTION PLAN
              During 1991, Liberty National Bank adopted a Nonqualified Employee Stock Option Plan (the plan). Under the plan, a committee designated by the Board of Directors is authorized to grant options to purchase up to 78,125 shares of common stock to officers and employees of the Bank. The option price per share with respect to each option shall be determined by the committee. The committee administers the plan and designates the optionee and all terms. Prior to the merger, 14,531 shares had been exercised and 2,187 shares had expired. Upon the merger, the 61,407 outstanding shares were converted on a 1.5 to 1.0 ratio to Key Florida Bancorp, Inc. options totalling 92,110 shares. Subsequent to that date, 18,282 options were exercised, leaving 73,828 options outstanding at December 31, 1996. The options granted must be exercised by March 14, 2000.

              STOCK WARRANT PLAN
              In 1989, certain shareholders received one warrant to purchase one share of the Bank's stock for each share purchased by that shareholder in the initial offering of the Bank's stock. The exercise price of the warrants was $8 per share, and the warrants were to expire on January 1, 2000. During the year ended December 31, 1995, the Bank implemented a warrant exchange program, whereby each warrant holder could exchange the warrants for common stock at the ratio of .5066 shares of stock for each warrant surrendered. All of the 253,906 warrants outstanding were exchanged for 128,638 shares of common stock during 1995.


NOTE 12 -     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

              The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

              The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 13 -     QUARTERLY FINANCIAL DATA (UNAUDITED)

              The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects adjustments (comprising only normal recurring accruals) necessary for fair presentation:

                                                              THREE MONTHS ENDED (IN THOUSANDS)
                                            ------------------------------------------------------------------
                          1996                 DECEMBER 31         SEPTEMBER 30        JUNE 30        MARCH 31
              ----------------------------  ------------------  -----------------  --------------  -----------
              Interest Income               $            3,873  $           3,209  $        2,110  $     1,886
              Interest Expense                           2,120              1,685           1,017          976
              Net Interest Income                        1,753              1,524           1,093          910
              Provision For Losses on Loans                  0                 62             135           60
              Security Gains (Losses)                      (15)                 0               0            1
              Net Income                                   128                (14)            123          199
              Earnings Per Share*                          .05               (.01)            .13          .21



                                                              THREE MONTHS ENDED (IN THOUSANDS)
                                            ------------------------------------------------------------------
                          1995                 DECEMBER 31         SEPTEMBER 30        JUNE 30        MARCH 31
              ----------------------------  ------------------  -----------------  --------------  -----------
              Interest Income               $            1,891  $           1,810  $        1,661  $     1,495
              Interest Expense                             992                998             937          755
              Net Interest Income                          899                812             724          740
              Provision For Losses on Loans                 78                 94             145           45
              Security Gains (Losses)                       (1)                 0               0           (6)
              Net Income                                   196                134             113          119
              Earnings Per Share                           .21                .15             .14          .14

              *The sum of the quarters' earnings per share does not equal the year-to-date earnings per share due to changes in average share calculations. This is in accordance with prescribed reporting requirements.


NOTE 14 -     EMPLOYEE BENEFIT PLANS

              EMPLOYEE STOCK OPTION PLAN (ESOP)
              Prior to the merger, Key Florida Bank had an ESOP. Subsequent to the merger, unallocated preferred stock held by the ESOP was retired. Subsequent to year end, the ESOP was terminated and the allocated shares are to be distributed to the participants. No expense for the ESOP was incurred during the period covered by these financial statements and there is no unfunded commitment or liability remaining with respect to the ESOP.

              401(K) RETIREMENT PLAN
              Effective March 1, 1997, the Company instituted a 401(k) plan for substantially all of its employees. The Company has not currently established a matching percentage.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 15 -     OTHER NONINTEREST EXPENSE

              Other noninterest expense consists of the following:

                                                                                            1996          1995
                                                                                       ------------  ------------
              Taxes (Other Than Payroll and Income Taxes)                              $     80,495  $     39,887
              Loans Expense                                                                 125,883        37,518
              Postage                                                                        86,145        50,726
              Advertising and Public Relations                                              135,340        92,817
              Stationery and Supplies                                                       123,875        77,919
              Miscellaneous                                                                 302,494       221,271
                                                                                       ------------  ------------
              TOTAL OTHER EXPENSES                                                     $    854,232  $    520,138
                                                                                       ============  ============


NOTE 16 -     PRO FORMA INCOME STATEMENTS

              Had the aforementioned business combination occurred at the beginning of each of the periods presented, the Company's pro forma unaudited results of operations are presented below:

                                                                                               (UNAUDITED)
                                                                                       --------------------------
                                                                                              FOR THE YEAR
                                                                                           ENDED DECEMBER 31,
                                                                                             (IN THOUSANDS)
                                                                                       --------------------------
                                                                                           1996          1995
                                                                                       ------------  ------------
              Interest Income                                                          $     14,880  $     13,927
              Interest Expense                                                                8,387         8,318
                                                                                       ------------  ------------
              Net Interest Income                                                             6,493         5,609
              Provision For Loan Losses                                                         253           472
                                                                                       ------------  ------------
              Net Interest Income After Provision For
                Loan Losses                                                                   6,240         5,137
              Noninterest Income                                                                875           942
              Noninterest Expense                                                             6,163         5,152
                                                                                       ------------  ------------
              Net Income Before Income Taxes                                                    952           927
              Income Taxes                                                                      349           171
                                                                                       ------------  ------------
              Net Income                                                               $        603  $        756
                                                                                       ============  ============

              The unaudited pro forma results are not necessarily indicative of the results that would have been attained had the merger occurred at the beginning of 1996 or 1995, or of the results which may occur in the future.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONTINUED)

NOTE 17 -     PARENT COMPANY ONLY FINANCIAL STATEMENTS

              Following are the condensed financial statements of Key Florida Bancorp, Inc. (Parent Company Only) for December 31, 1996. The period of activity in the Parent Company Only financial statements consists of the activity described in note 2:


                             CONDENSED BALANCE SHEET



                                     ASSETS

              Cash                                                                                $         6,839
              Investment in Wholly-Owned Subsidiaries,
                at Equity in Underlying Assets                                                         12,793,549
              Premises and Equipment, Net                                                                  49,054
              Other Assets                                                                                116,024
                                                                                                  ---------------
              TOTAL ASSETS                                                                             12,965,466
                                                                                                  ===============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

              LIABILITIES
                Notes Payable                                                                             143,053
                Other                                                                                     131,245
                                                                                                   --------------
              TOTAL LIABILITIES                                                                           274,298
                                                                                                   --------------

              STOCKHOLDERS' EQUITY
                Common Stock                                                                               27,581
                Capital Surplus                                                                        11,400,484
                Retained Earnings                                                                       1,282,247
                (Treasury Stock)                                                                             (490)
                Unrealized Gains (Losses) on
                 Certain Securities                                                                       (18,654)
                                                                                                  ---------------
              TOTAL STOCKHOLDERS' EQUITY                                                               12,691,168
                                                                                                  ---------------

              TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $    12,965,466
                                                                                                  ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   KEY FLORIDA BANCORP, INC. AND SUBSIDIARIES
                            AND LIBERTY NATIONAL BANK
                               BRADENTON, FLORIDA
                                   (CONCLUDED)

NOTE 17 -     PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONCLUDED)

                          CONDENSED STATEMENT OF INCOME

              INCOME
                Cash Dividends From Subsidiaries                          $       250,000
                Interest                                                            3,723
                                                                          ---------------
              TOTAL INCOME                                                        253,723
                                                                          ---------------
              EXPENSES
                Salaries                                                           69,461
                Interest                                                            5,717
                Other Expense                                                      28,622
                                                                          ---------------
              TOTAL EXPENSES                                                      103,800
                                                                          ---------------
              INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
                UNDISTRIBUTED EARNINGS OF SUBSIDIARIES                            149,923
              INCOME TAX BENEFIT RESULTING FROM FILING
                CONSOLIDATED INCOME TAX RETURNS                                    37,660
              EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES                      248,942
                                                                          ---------------
              NET INCOME                                                  $       436,525
                                                                          ===============


                        CONDENSED STATEMENT OF CASH FLOWS

              CASH FLOWS FROM OPERATING ACTIVITIES
                Net Income                                                $       436,525
                Adjustments to Reconcile Net Income to Net
                 Cash Provided By Operating Activities:
                   Depreciation                                                     3,122
                   Income From Subsidiaries                                      (248,942)
                   Tax Benefit                                                    (37,660)
                   Other                                                          (27,093)
                                                                          ---------------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                           125,952
                                                                          ---------------
              CASH FLOWS FROM INVESTING ACTIVITIES
                Purchases of Premises and Equipment                               (52,176)
                                                                          ---------------
              CASH FLOWS FROM FINANCING ACTIVITIES
                Principal Payments on Notes Payable                               (10,882)
                Proceeds From Options Exercised                                    78,065
                Purchase of Treasury Stock                                           (191)
                Preferred Stock Retired                                          (428,596)
                Preferred Stock - Dividends Paid                                  (18,693)
                                                                          ---------------
              NET CASH (USED IN) FINANCING ACTIVITIES                            (380,297)
                                                                          ---------------
              (DECREASE) IN CASH                                                 (306,521)
              CASH, BEGINNING OF PERIOD                                           313,360
                                                                          ---------------
              CASH, END OF PERIOD                                         $         6,839
                                                                          ===============

                             FINANCIAL HIGHLIGHTS

                                                                                         KEY FLORIDA      LIBERTY
                                                                                          BANCORP,       NATIONAL
                                                                                            INC.           BANK
                                                                                        --------------------------
(Dollars in thousands except per share data)                                                1996           1995
------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Net interest income .................................................................   $      5,280   $    3,175
Provision for loan losses............................................................            257          362
Noninterest income:
  Investment securities gains (losses)...............................................            (14)          (7)
  Other..............................................................................            482          579
Noninterest expenses.................................................................          4,771        2,472
Income before income taxes...........................................................            720          913
Income taxes.........................................................................            284          351
Net income...........................................................................            436          562
Core earnings (3)....................................................................            963        1,280


Per share data (1):
  Net income.........................................................................   $       0.25   $     0.64
  Cash dividends declared:  Common...................................................            .00          .00
  Book value before adjustment for unrealized gains (losses)
   on certain securities.............................................................           4.61         7.88
  Adjustment for unrealized gains (losses) on certain securities.....................           (.01)        (.07)
  Book value.........................................................................           4.60         7.81
Dividends to net income..............................................................            .00          .00

AT YEAR END
Assets...............................................................................   $    200,890   $   96,069
Investment securities................................................................         27,415       21,293
Net loans............................................................................        153,709       65,744
Deposits.............................................................................        187,347       87,955
Shareholders' equity before adjustment for unrealized gains
  (losses) on certain securities.....................................................         12,710        7,413
Adjustment for unrealized gains (losses) on certain
  securities (4).....................................................................            (19)         (64)
Shareholders' equity.................................................................         12,691        7,349
Performance Ratios:
  Return on average assets...........................................................            .31%         .63%
  Return on average equity...........................................................           4.43%        8.02%
Net interest margin (2)..............................................................           4.03%        3.78%
Average equity to average assets.....................................................           7.05%        7.90%
--------------------------------------------------------------------------------------------------------------------

(1) Per share data has been restated for stock splits and the recapitalization of stock due to merger on July 30, 1996.
(2)   On a tax equivalent basis.
(3) Income before income taxes excluding the provision for loan losses, securities gains or losses, expenses associated with acquisition and disposition of foreclosed properties.
(4) The adjustment for unrealized gains on certain securities results from the application of FASB No. 115, as described in Notes 1 and 4 to the consolidated financial statements.

                               FINANCIAL REVIEW
--------------------------------------------------------------------------------
                    1996 Management's Discussion and Analysis

The following discussion and analysis is designed to provide a better understanding of the significant factors related to Key Florida Bancorp, Inc.'s (Bancorp) results of operations and financial condition. Such discussion and analysis should be read in conjunction with the Consolidated Financial Statements of Bancorp and the notes thereto, and the Financial Highlights provided on page 5 of this report.

MERGER WITH KEY FLORIDA BANK, F.S.B.
As discussed in note 2 of notes to the Bancorp's financial statements, on July 30, 1996, Bancorp and Liberty National Bank (the Bank) completed a merger of Key Florida Bank, F.S.B. (formerly Bancorp's banking subsidiary) with and into the Bank. Due to the change in majority ownership interest to that of the Bank's shareholders, the merger is considered to be an acquisition by the Bank of the Bancorp and its subsidiary, Key Florida Bank, F.S.B.

Due to the aforementioned merger transaction and the resultant change in control to the Bank's shareholders, the operating results of the Bank for the entire 1996 calendar year and the operating results of Bancorp and Key Florida Bank, F.S.B. (the acquired companies) from July 31, 1996 through December 31, 1996 are combined. This transaction has been accounted for under the purchase method of accounting. The operating results of the acquired companies from January 1, 1996 through July 30, 1996, have not been included in income for 1996.

Also, because control changed to the Bank's shareholders as a result of the merger, the comparable financial statements presented for the preceding fiscal year ended December 31, 1995, are those of the Bank.

Due to the transactions described above, the activity between the current and prior year is not readily comparable. In the following analysis, discussion of the effects of the merger are included in certain areas to assist in understanding the Company's activity.

SUMMARY OF MERGER TRANSACTION
At the time of the merger, each share of the Bank's common stock was converted into 1.5 shares of Bancorp's common stock, or a total of 1,798,861 shares (cash was paid in lieu of fractional shares). The 940,986 shares of Bancorp's common stock issued and outstanding at the time of the merger remained outstanding. After completion of the merger, a total of 2,739,847 shares of the Company's $.01 par value common stock was outstanding. As previously mentioned, the acquisition was accounted for as a purchase by the Bank and acquired by issuance of common stock. Following is a summary of the cost of assets and liabilities acquired by the Bank at July 30, 1996:


Assets Acquired                             $87,473,908
Liabilities Assumed                         $82,244,236
Net Assets Acquired                         $ 5,229,672


RECAPITALIZATION RESULTING FROM MERGER
As a result of the merger transaction, the January 1, 1995, balance of the Bank's common stock outstanding and the related balance in par value have been retroactively restated to reflect the number of shares outstanding of the Company and the Company's one-cent par value. Additionally, additional paid-in capital at that date has been restated to reflect the corresponding adjustment of the balance in par value. These adjustments were made to give retroactive application to the aforementioned recapitalization resulting from the merger on July 30, 1996. The amounts as originally reported and as adjusted at January 1, 1995, are as follows:

                                       COMMON STOCK           ADDITIONAL
                                       ------------            PAID-IN
                                   SHARES      AMOUNT          CAPITAL
                                   ------      ------          -------
As originally reported ($5
  par value).................     845,606   $  4,228,030  $    2,233,630
Adjustment for recapital-
  ization....................     (16,024)    (4,219,734)      4,219,734
                               ----------   ------------  --------------
As Adjusted (one-cent par
  value).....................     829,582   $      8,296  $    6,453,364
                               ==========   ============  ==============

OVERVIEW OF OPERATIONS
Net income for 1996 totalled $436,000 or $.25 per share compared with $562,000 or $0.64 per share in 1995. Earnings were reduced by the payment of $400,000 in the third quarter through the one-time SAIF Special Assessment since the Bank holds assessable deposits acquired in the merger with Key Florida Bank, F.S.B. (see "Capital Resources"). Return on average assets was 0.31 percent and return on average shareholders' equity was 4.43 percent for 1996, compared to the prior year's results of .63 percent and 8.02 percent, respectively.

Core earnings (income before income taxes, excluding the provision for loan losses, securities gains and losses, expenses associated with acquisition and disposition of foreclosed properties) also were reduced by the SAIF Special Assessment with a return on average assets from core earnings of .66 percent and a return on average equity from core earnings of 9.78 percent.

--------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT                                             [TABLE 1]
AS A PERCENT OF AVERAGE ASSETS
(Tax Equivalent Basis)

                                                      1996       1995
-----------------------------------------------------------------------
Net interest income ..........................        3.78%      3.58%
Provision for loan losses ....................        (.18)      (.41)
Noninterest income:
 Investment securities gains (losses) ........        (.01)       .00
 Service charges on deposit accounts .........         .25        .35
 Other income ................................         .10        .31
Noninterest expenses .........................       (3.43)     (2.80)
                                                     -----       ----
Income before income taxes ...................         .51       1.03
Provision for income taxes including
 tax equivalent adjustment ...................        (.20)      (.39)
                                                     -----       ----
NET INCOME ...................................         .31%       .64%
                                                     =====       ====

------------------------------------------------------------------------

RESULTS OF OPERATIONS

NET INTEREST INCOME
Net interest income, on a fully tax equivalent basis (TEB), totalled $5,280,000 for 1996, an increase of $2,105,000 or 66.30 percent from Bancorp's year-earlier performance. The average cost of interest-bearing liabilities decreased from
5.08 percent during 1995 to 4.93 percent during 1996, while the average yield on earning assets increased from 8.17 percent during 1995 to 8.45 percent during 1996. The decrease in average interest costs and increased yields on earning assets, coupled with increased noninterest-bearing deposits resulted in an increase in the net interest income/yield on average earning assets from 3.78 percent in 1995 to 4.02 percent during 1996.

As a percent of average earning assets, net interest margin (TEB) was 3.76 percent in the fourth quarter, compared to 3.97 percent in the third quarter,
4.66 percent in the second quarter and 4.07 percent for the first quarter of this year and 4.09 percent for the fourth quarter in 1995.

Average earning assets for 1996 increased $47,179,000 or 56.23 percent compared to prior year as a result of increased loans and investment securities, along with the increase in deposits during 1996 caused by the merger with Key Florida Bank, F.S.B. Average loan balances increased $47,542,000 or 83.13 percent from the prior year to $104,728,000 while average investment securities decreased $802,000 or 3.28 percent to $23,679,000.

For the year ended December 31, 1996, average loans represented 79.90 percent of average earning assets compared to 68.16 percent for 1995. Loan yields decreased 13 basis points, and investment security yields increased 3 basis points. Though the loan yields decreased in 1996, the larger amount of average loans outstanding during the year resulted in a yield increase of 28 basis points from
8.17 percent in 1995 to 8.45 percent for all earning assets. During 1996, the Bank changed its prime rate three times beginning and ending at 8.25 percent.

For the years ended December 31, 1996 and 1995, Table 3 discloses the increases and decreases in net interest income attributable to changes in the volume and rates of individual earning assets and interest-bearing liabilities. The balances of nonaccruing loans are included in average loans outstanding.


--------------------------------------------------------------------------------
CHANGES IN AVERAGE EARNING ASSETS                                      [TABLE 2]
(Dollars in thousands)

                                  Increase/(Decrease)    Increase/(Decrease)
                                 --------------------  ------------------------
                                  1996    vs.  1995    1995       vs.     1994
-------------------------------------------------------------------------------
Investment and
 mortgage-backed
 securities ................     $   (802)     (3)%     $  3,590           17%
Federal funds sold
 and other short-
 term investments ..........          439      20%         1,281          135%
Loans, net .................       47,542      83%        14,327           33%
                                 --------               --------
 TOTAL .....................     $ 47,179      56%      $ 19,198           30%
                                 ========               ========


--------------------------------------------------------------------------------
RATE / VOLUME ANALYSIS (ON A TAX EQUIVALENT BASIS)                     [TABLE 3]
Amount of Increase (Decrease) (Dollars in thousands)

                                                                       1996 vs. 1995                  1995 vs. 1994
                                                              ----------------------------     ----------------------------
                                                                     Due to Change in:              Due to Change in:
                                                              Volume      Rate      Total      Volume      Rate      Total
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Investment and mortgage-backed securities................    $    (35)  $     (5) $     (40)$      216   $    165  $    381
Federal funds sold and other short-term investments......          (1)        (1)        (2)        65         31        96
Loans....................................................       4,333        (70)     4,263      1,231        396     1,627
                                                             --------   --------  ---------  ---------   --------  --------

   TOTAL INTEREST INCOME.................................       4,297        (76)     4,221      1,512        592     2,104
                                                             --------   --------  ---------  ---------   --------  --------
INTEREST EXPENSE
Interest-bearing demand, NOW and money market............         190        (10)       180         86         92       178
Savings..................................................         223         58        281          3         20        23
Time deposits............................................       1,740       (102)     1,638        746        520     1,266
Federal funds purchased and securities sold
 under agreement to repurchase...........................          18         (1)        17          2          1         3
                                                             --------   --------- --------- ----------   --------  --------

   TOTAL INTEREST EXPENSE................................       2,171        (55)     2,116        837        633     1,470
                                                             --------   --------  ---------  ---------   --------  --------

   NET INTEREST INCOME...................................    $  2,126   $    (21) $   2,105  $     675   $    (41) $    634
                                                             ========   ========  =========  =========   ========  ========
---------------------------------------------------------------------------------------------------------------------------

CHANGES IN AVERAGE                                       [TABLE 4]
INTEREST-BEARING LIABILITIES
(Dollars in thousands)

                         Increase/(Decrease)  Increase/(Decrease)
                            1996 vs. 1995        1995 vs. 1994
------------------------------------------------------------------
Interest-bearing demand,
  NOW and money
  market.................   $ 6,537      51%     $ 3,266      34%
Savings..................     6,118     152%         141      36%
Time deposits............    32,065      58%      14,324      35%
Federal funds purchased
  and other borrowings...       459     588%          28      56%
                            -------              -------
  TOTAL..................   $45,179      62%     $17,759      32%
                            =======              =======
------------------------------------------------------------------

Unlike earning asset yields, the interest rates paid on interest-bearing liabilities decreased. The 15 basis point decrease from 5.08 percent one year ago to 4.93 percent was primarily a result of the increase in lower rate deposits acquired in the merger with Key Florida Bank, F.S.B. The average balance for interest-bearing liabilities increased $45,179,000 or 62.36 percent to $117,626,000 in 1996 compared to 1995. Table 4 shows the components comprising this increase.

Net interest income (TEB) totalled $5,280,000 for 1996, an increase of $2,105,000 or 66.30 percent from the prior year. Net interest income (TEB) as a percent of average earning assets was 4.02 percent compared to 3.78 percent for 1995. The increase in this ratio during 1996 was attributed to the slight increase in net interest margin.

Yields on earning assets increased in 1995 as a result of a change in the loan portfolio mix from 1994 to 1995. The portfolio showed a decrease in lower yielding residential real estate loans and a corresponding increase in higher yielding commercial real estate loans. The yield on earning assets increased 82 basis points from 7.35 percent to 8.17 percent for the year 1995 compared to 1994. Approximately $19,000,000 of earning assets were acquired primarily with cash received from increased deposits.

The increase in yields on average earning assets in 1995 was offset by a 104 basis point decrease in interest rates paid on average interest-bearing liabilities from 4.04 percent in 1994 to 5.08 percent in 1995. Increasing market interest rates caused bank management to increase the rates offered on demand accounts, savings, money market accounts, and certificates of deposit. Rates paid for time deposits increased 109 basis points during 1995. Average time deposits increased 34.79 percent to $55,493.

--------------------------------------------------------------------------------
TWO-YEAR SUMMARY                                                       [TABLE 5]

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES (1)



(Dollars in thousands)                                                            1996                       1995
----------------------------------------------------------------------------------------------------------------------------
                                                                      AVERAGE             YIELD/   Average            Yield/
                                                                      BALANCE  INTEREST    RATE    Balance Interest    Rate
----------------------------------------------------------------------------------------------------------------------------
ASSETS

Earning assets:
Investment and mortgage-backed securities........................ $   23,679  $  1,400    5.91% $ 24,481  $  1,440    5.88%
Federal funds sold and other short-term investments..............      2,672       133    4.98%    2,233       135    6.05%
Loans, net (2)...................................................    104,728     9,545    9.11%   57,186     5,282    9.24%
                                                                    --------    ------          --------  --------
   TOTAL EARNING ASSETS..........................................    131,079    11,078    8.45%   83,900     6,857    8.17%
                                                                                ------                    --------

Allowance for loan losses........................................       (997)                       (540)
Cash and due from banks..........................................      4,504                       2,653
Bank premises and equipment......................................      3,194                       1,386
Other assets.....................................................      1,861                       1,351
                                                                    --------                    --------
   TOTAL ASSETS..................................................   $139,641                    $ 88,750
                                                                    ========                    ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Interest-bearing liabilities:
Interest-bearing demand, NOW and money market....................   $ 19,380    $  571    2.95% $ 12,843  $    391    3.04%
Savings..........................................................     10,151       393    3.87%    4,033       112    2.78%
Time deposits....................................................     87,558     4,812    5.50%   55,493     3,174    5.72%
Federal funds purchased and other borrowings.....................        537        22    4.09%       78         5    6.41%
                                                                    --------    ------          --------  --------
   TOTAL INTEREST-BEARING LIABILITIES............................    117,626     5,798    4.93%   72,447     3,682    5.08%
                                                                                ------                    --------


Demand deposits:
Noninterest-bearing..............................................     11,296                       8,540
Other liabilities................................................        871                         756
                                                                    --------                    --------
   TOTAL LIABILITIES.............................................    129,793                      81,743


Shareholders' equity.............................................      9,848                       7,007
                                                                    --------                    --------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................   $139,641                    $ 88,750
                                                                    ========                    ========

Interest expense as % of earning assets..........................                         4.42%                       4.39%


Net interest income/yield on earnings assets.....................               $5,280    4.03%           $  3,175    3.78%
                                                                                ======                    ========
----------------------------------------------------------------------------------------------------------------------------


(1) 1996 Average balances are calculated using month-end totals, not daily average balances.
(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.

PROVISION FOR LOAN LOSSES
Net charge-offs for 1996 increased $81,000 or 93.10 percent to $168,000. The increase in net charge-offs and delinquencies in 1996 was offset by additions to the allowance charged to expense. The allowance at December 31, 1996, increased by $89,000 or 12.64 percent over that at year end 1995, before the addition of $528,000 resulting from the merger with Key Florida Bank, F.S.B.

Bancorp's internal loan monitoring systems provide monthly analyses of delinquencies, nonperforming assets, and potential problem loans, which are reviewed periodically by the Board of Directors.

Management determines the provision for loan losses which is charged to operations by analyzing and monitoring delinquencies, nonperforming loans and the level of outstanding balances for each loan category, as well as the amount of net charge-offs, and by assessing losses inherent in its portfolio. While Bancorp's policies and procedures used to estimate the monthly provision for loan losses charged to operations are considered adequate by management and are reviewed from time to time by the Office of the Comptroller of the Currency
(OCC), there exist factors beyond the control of Bancorp, including general economic conditions both locally and nationally, which make management's judgment as to the adequacy of the provision necessarily approximate.

For the year ended December 31, 1996, the provision for loan losses charged to expense was $257,000, compared to $362,000 for 1995, a 29.01 percent decrease.

For the year ended December 31, 1995, the provision for loan losses was $362,000 compared to $276,000 for 1994. The increase resulted from management's assessment of the economic environment and the commercial real estate market and the increase in total volume of loans outstanding.

NONINTEREST INCOME
Table 6 shows Bancorp's noninterest income for the years indicated.

--------------------------------------------------------------------------------
                                                                       [TABLE 6]
NONINTEREST INCOME
(Dollars in thousands)

                             Year Ended                % Change
                          ---------------         --------------------
                          1996       1995         96/95         95/94
----------------------------------------------------------------------
Service charges on deposit
    accounts ............ $ 345      $ 314         10%          9%
Other income ............   137        265        (48%)        65%

Investment securities
    gain (loss) .........   (14)        (7)       133%        400%
                          -----      -----
           TOTAL ........ $ 468      $ 572        (18%)        29%
                          =====      =====


Noninterest income, excluding securities losses, decreased in 1996 as a result of a recovery of $132,000 from a lawsuit in 1995. Absent the 1995 effect of the lawsuit, noninterest income, excluding securities losses, increased as a result of an increase in service charges on deposit accounts and an increase in other miscellaneous fee income.

Securities transactions resulted in losses of $14,000 for the year ended December 31, 1996, compared to losses of $7,000 in 1995, or a total change of $7,000. The losses incurred in 1996 resulted from the Bank selling a majority of its structured notes and several mortgage-backed securities at a point in the market where the structured notes and mortgage-backed securities could be replaced by higher yielding U.S. Treasury and U.S. Government Agency securities. The change to higher yielding U.S. Treasury and U.S. Government Agency securities was expected to offset the losses incurred on the sale of the aforementioned securities within a short period of time.

NONINTEREST EXPENSES
Table 7 shows Bancorp's noninterest expenses for the years indicated.

--------------------------------------------------------------------------------
                                                                       [TABLE 7]
NONINTEREST EXPENSES
(Dollars in thousands)

                                                                       Year Ended      % Change
                                             1996         1995            96/95          95/94
-------------------------------------------------------------------------------------------------
Salaries and benefits....................... $2,167     $  1,015         113.5%           30.3%
Occupancy and equipment.....................    719          439          63.8%           11.4%
Data processing.............................    202          179          12.8%           40.0%
Federal insurance deposit premium...........    531          112         374.1%          (35.3%)
Legal and professional......................    162          207         (21.7%)          40.0%
Amortization of core deposit
    intangible..............................    134            0         100.0%             .0%
Other expense...............................    856          520          64.6%           50.1%
                                              -----      -------

    TOTAL NONINTEREST EXPENSE............... $4,771     $  2,472          93.0%           (7.2%)
                                             ======     ========


Noninterest expenses increased in 1996 by $2,299,000 or 93.00 percent over 1995. This increase was primarily the result of the merger with Key Florida Bank, F.S.B., which effectively doubled the size of the Bank during the third quarter of 1996.

Included in 1996 is the amortization of the core deposit intangible, which is a direct result of the purchase of Key Florida Bank, F.S.B. The gross amount recorded at the purchase was $975,000. During 1996, $134,000 was expensed.

Occupancy and equipment expense increased by $280,000 in 1996 compared to 1995, or 63.78 percent. This increase was primarily due to the merger with Key Florida Bank, F.S.B., which added the occupancy costs and equipment (rent, utilities, depreciation, insurance and property taxes) associated with the Key Florida Bank, F.S.B. branches in Bradenton (2) and Long Boat Key (1). Also included in the occupancy and equipment expense are the depreciation and maintenance costs associated with the acquisition of approximately $300,000 of new computer equipment for the Bank's new management information system.

In the third quarter of 1996, the omnibus appropriations bill was signed into law. This legislation was aimed at recapitalizing the Savings Association Insurance Fund (SAIF) through a one-time special assessment on the insured deposits of SAIF member institutions. Though Bancorp is a member of the Federal Deposit Insurance Corporation (FDIC) Bank Insurance Fund (BIF), it holds assessable deposits acquired in the merger with Key Florida Bank, F.S.B., and due to its participation in a Section 5(d)(3) "Oakar" transaction, it was subject to the SAIF special assessment. Based upon the amount of assessable deposits held by the Bank at March 31, 1995, the special assessment paid by the Bank was $400,150. This one-time SAIF special assessment caused the federal deposit insurance premiums to increase 374.10 percent over 1995 amounts. These premiums increased by $19,000 or 16.96 percent without regard to the one-time assessment. Future FDIC insurance rates assessed on deposits depend on the capital adequacy and examination ratings imposed by governing bank regulatory authorities on individual financial institutions.

The increase in noninterest expenses in 1995 was attributable in part to a 69 percent growth in salaries and employee benefits, general salary increases and related increases in payroll taxes due to the increase in personnel as a result of the merger and the increase in the number of employees in the fourth quarter of 1996 for the staffing of the Bank's Ellenton Branch, which opened the first week of 1997.

INCOME TAXES
Income taxes for the year 1996 were $284,000 or 19.09 percent below the $351,000 for 1995 which was above the $(51,000) in 1994. The effective rate in 1996 was
39.44 percent and was 38.44 percent in 1995.

FINANCIAL CONDITION
Bancorp increased its assets 109.11 percent between December 31, 1996 and December 31, 1995, from $96,069,000 to $200,890,000. Included in this increase was approximately $87,474,000 in assets acquired in the merger with Key Florida Bank, F.S.B., leaving a net increase in assets of $17,347,000 or 18.06 percent without regard to the merger.

CAPITAL RESOURCES
Table 8 summarizes Bancorp's capital position and selected ratios.

-----------------------------------------------------------------
CAPITAL RESOURCES (1)                                   [TABLE 8]
(Dollars in thousands)

December 31                                   1996        1995
-----------------------------------------------------------------
TIER 1 CAPITAL
  Common stock...........................   $      28  $    4,797
  Additional paid-in capital.............      11,401       1,752
  Retained earnings......................       1,282         864
  Treasury stock.........................          (1)          0
  Intangible assets......................        (841)          0
                                            ---------  ----------
    Total Tier 1 capital.................      11,869       7,413
                                            ---------  ----------

TIER 2 CAPITAL
  Allowance for loan losses, as limited..       1,321         704
                                            ---------  ----------
    Total Tier 2 capital.................       1,321         704
                                            ---------  ----------

Total risk-based capital.................   $  13,190  $    8,117
                                            =========  ==========

Risk-weighted assets.....................   $ 131,245  $   66,942
                                            =========  ==========

Tier 1 risk-based capital ratio..........        9.04%      11.07%
Total risk-based capital ratio...........       10.05%      12.13%
Shareholders' equity to assets...........        6.32%       7.72%
Average shareholders' equity to average
  total assets...........................        7.05%       7.90%
-----------------------------------------------------------------

(1) Amounts are exclusive of adjustments made to recognize fair value of certain securities in accordance with FASB No. 115 (see Notes 1 and 2 to consolidated financial statements).


Bancorp's capital increased by $5,342,000 at December 31, 1996 compared to year end 1995. Of this increase, $5,230,000 was attributable to the merger of Key Florida Bank, F.S.B. with and into Liberty National Bank which was accounted for under the purchase method of accounting. Additionally, capital decreased $429,000 for retirement of preferred stock, and increased by shares issued upon the exercise of employee stock options totalling $78,000 and by net income of $436,000.

Bancorp's ratio of stockholders' equity to year end assets was 6.32 percent compared to the year end 1995 ratio of 7.72 percent.

Book value per common share outstanding was $4.60 per share at December 31, 1996, compared to the book value per share at year end 1995 of $7.81.

LOAN PORTFOLIO
Table 9 shows total loans (net of unearned income) by category outstanding at the indicated dates.

--------------------------------------------------------------------------
LOANS OUTSTANDING                                                [TABLE 9]
(Dollars in thousands)

December 31                                           1996          1995
--------------------------------------------------------------------------
Real estate ...................................     $121,488     $ 48,358
Commercial, financial and agriculture .........       22,561       13,050
Installment loans .............................       10,981        5,127
                                                    --------     --------
     TOTAL ....................................     $155,030     $ 66,535
                                                    ========     ========
---------------------------------------------------------------------------


Bancorp makes substantially all of its loans to customers located within the two counties of Manatee and Sarasota in Florida. It has no foreign loans or highly leveraged transaction (HLT) loans.

The increases in Bancorp's loan balances in 1996 were attributed to the merger with Key Florida Bank, F.S.B. and growth in residential and commercial real estate loans. During 1996, loans receivable increased by $88,572,000 to $155,107,000, including $70,195,000 of increased loans acquired in the merger with Key Florida Bank, F.S.B. The increase of $18,377,000, excluding the loans acquired in the merger, represent a 27.62 percent growth over year end 1995 balances.

At December 31, 1996, Bancorp's portfolio of mortgage loan balances secured by residential properties amounted to $95,420,000 or 61.52 percent of total loans. Loans secured by commercial real estate totalled $23,410,000 or 15.09 percent of total loans. Most of the commercial real estate loans were made to local businesses and professionals secured by owner-occupied properties. Loans and commitments for 1-4 family residential properties and commercial real estate are generally secured with first mortgages on property, with the loan to fair market value of the property not exceeding 80.00 percent on the date the loan is made.

Between December 31, 1995 and December 31, 1996, residential real estate mortgage loans increased $70,788,000 or 287.38 percent and commercial real estate mortgage loans increased $1,842,000 or 8.54 percent.

Installment loans at December 31, 1996 showed an increase of $6,021,000 from year end 1995 excluding installment real estate loans.

Bancorp's market is primarily a residential area with relatively little commercial activity other than professional retail and service businesses serving local residents. Therefore, real estate mortgage lending (particularly residential properties) is expected to remain an important segment of Bancorp's lending activities. Exposure to market interest rate volatility, with respect to mortgage loans, is managed by attempting to match maturities and repricing opportunities for assets against liabilities, when possible. At December 31, 1996, approximately $73,000,000 or 60 percent of Bancorp's total real estate loans were adjustable rate 10- to 30-year residential mortgage loans (ARMs) that reprice based upon the one-year constant maturity United States Treasury Index plus a margin. Generally, the ARMs' interest rate adjustments are limited to two percent per annum and six percent over the life of the loan. Such ARMs may be originated at rates greater than the index rate, but below the total of the index rate and the margin for an initial period ending on the first adjustment date. All such loans are generally made to borrowers upon terms and conditions that would make such loans eligible for resale, after seasoning, under Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC) guidelines. Although the Company is not actively selling residential real estate loans, approximately $1,199,000 of such loans were sold during 1996. ARM borrowers are qualified based upon the initial ARM loan interest rate plus 200 basis points and upon various debt service ratios of the borrower, including a total debt service ratio of not more than 36 percent of total income.


-------------------------------------------------------------------------------
LOAN MATURITY DISTRIBUTION                                           [TABLE 10]
(DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------------------
                                                      Commercial,
                                                       Financial &    Real
December 31, 1996                        Installment  Agricultural    Estate        Total
-------------------------------------------------------------------------------------------
In one year or less ..................     $  2,809     $ 10,382     $ 25,739     $ 38,930
After one year but
  within five years:
      Interest rates are
      floating or adjust-
      able ...........................        1,789        3,128       10,372       15,289
  Interest rates are
      fixed ..........................        4,771        6,047        7,944       18,762

In five years or more:
  Interest rates are
      floating or adjustable .........          352        2,575       41,455       44,382
  Interest rates are fixed ...........        1,260          429       35,978       37,667
                                           --------     --------     --------     --------
      TOTAL ..........................     $ 10,981     $ 22,561     $121,488     $155,030
                                           ========     ========     ========     ========
-------------------------------------------------------------------------------------------


Commercial lending activities are directed principally towards businesses whose demand for funds are within Bancorp's lending limits, such as small- to medium-sized professional firms, retail and wholesale outlets, and light industrial and manufacturing concerns. Those that exceed Bancorp's lending limits are participations with other lending institutions. Most of such loans are secured by real estate used by such businesses, although certain lines are unsecured. Bancorp makes a variety of consumer loans, including installment loans, loans for automobiles, boats, home improvements and other personal, family and household purposes, and indirect loans through dealers to finance automobiles. Most consumer loans are secured.

Second mortgage loans and home equity lines also are extended by Bancorp. No negative amortization loans or lines are offered at the present time. Terms of second mortgage loans include fixed rates for up to 10 years on smaller loans of $25,000 or less. Such loans are sometimes made for larger amounts, with a fixed rate, but with a balloon payment upon maturity not to exceed five years. Bancorp offers variable-rate second mortgage loans with terms of up to 15 years. Loan-to-value ratios for these loans generally do not exceed 80 percent of appraised value. Home equity lines are offered on a variable rate basis only and the maximum loan-to-value ratio for such loans is normally 80 percent of the appraised value when the loan is extended.

Bancorp has commitments to make loans (excluding unused home equity lines) of $4,141,000 at December 31, 1996. Bancorp attempts to reduce its exposure to the risk of the local real estate market by making commercial real estate loans primarily on owner-occupied properties. Bancorp presently has 15 percent of its total loans in commercial real estate. The remainder of the real estate loan portfolio is residential mortgages to individuals, and home equity loans, which Bancorp generally considers less susceptible to adverse effects from a downturn in the real estate market, especially given the area's percentage of retired persons. Bancorp's net charge-off rates for real estate loans were .16 percent for the year ended December 31, 1996.

ALLOWANCE FOR LOAN LOSSES
Table 11 provides certain information concerning Bancorp's allowances for loan losses for the years indicated.

The allowance for loan losses was $1,321,000 at December 31, 1996, $617,000 higher than one year earlier. Included in this increase was $528,000 which was attributable to the merger with Key Florida Bank, F.S.B. The ratio of the allowance for loan losses to total loans outstanding (net of unearned income) was .85 percent at December 31, 1996, compared to 1.06 percent at December 31, 1995. The allowance for loan losses as a percent of nonaccrual loans was 82.25 percent at December 31, 1996, compared to 101.19 percent at December 31, 1995. There were no accruing loans past due 90 days or more at December 31, 1996 or 1995.

During 1996, Bancorp experienced net charge-offs of $168,000, compared to net charge-offs of $87,000 one year earlier. Net charge-offs as a percent of average loans outstanding were .16 percent for 1996, as compared to the .15 percent Bancorp reported for 1995. Net installment loan losses were $33,000 in 1996, versus $81,000 in 1995. Commercial, financial and agricultural losses were $105,000 and $6,000, respectively, for the same periods. Real estate loan losses were $30,000 in 1996. In 1995, there were no charge-offs of real estate loans.

Table 12 summarizes Bancorp's allocation of the allowance for loan losses to each type of loan and information regarding the composition of the loan portfolio at the dates indicated.


-------------------------------------------------------------------------------
SUMMARY OF LOAN LOSS EXPERIENCE                                      [TABLE 11]
(Dollars in thousands)

Year Ended December 31                                                                                      1996     1995
-------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses
  Beginning balance...................................................................................    $    704 $    429
                                                                                                          -------- --------

  Provision for loan loss expense.....................................................................         257      362
                                                                                                          -------- --------
  Addition from merger................................................................................         528        0
                                                                                                          -------- --------
Gross loan charge-offs:
     Commercial, financial and agricultural...........................................................         111        6
     Installment......................................................................................          33       87
     Real estate......................................................................................          30        0
                                                                                                          -------- --------
        TOTAL CHARGE-OFFS.............................................................................         174       93
                                                                                                          -------- --------

Recoveries:
  Commercial, financial and agricultural..............................................................           6        0
  Installment.........................................................................................           0        6
  Real estate.........................................................................................           0        0
                                                                                                          -------- --------
        TOTAL RECOVERIES..............................................................................           6        6
                                                                                                          -------- --------

        ENDING BALANCE................................................................................    $  1,321 $    704
                                                                                                          ======== ========

Loans outstanding at end of year*.....................................................................    $155,030 $ 66,535

Ratio of allowance for loan losses to loans outstanding at
  end of year.........................................................................................         .85%    1.06%

Average loans outstanding*............................................................................    $104,728 $ 57,186

Ratio of net charge-offs to average loans outstanding.................................................         .16%     .15%

* Net of unearned income
-------------------------------------------------------------------------------

The allowance for loan losses represents management's estimate of an amount adequate in relation to the risk of future losses inherent in the loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers, among other factors, Bancorp's loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic conditions, and the values of certain loan collateral, and other assets. The size of the allowance also reflects the large amount of permanent residential loans held by Bancorp whose historical charge-offs and delinquencies have been lower compared to nonresidential loans. Additionally, due to the merger with Key Florida Bank, F.S.B., a larger percentage of the Bank's loan portfolio is now comprised of residential real estate loans which management believes requires a lower provision for losses. This contributed to the reduction in the allowance for loan losses as a percentage of loans outstanding at December 31, 1996, compared to December 31, 1995.

-----------------------------------------------------------------
ALLOCATION OF THE ALLOWANCE FOR                        [TABLE 12]
LOAN LOSSES
(Dollars in thousands)

                                               Percent of Loans
                                               in Each Category
                             Allowance Amount   to Total Loans
December 31                    1996     1995     1996      1995
---------------------------------------------------------------
Commercial and financial
  loans..................   $    596  $   325    45.1%    46.2%
Real estate loans........        585      335    44.3%    47.6%
Installment loans........        140       44    10.6%     6.2%
                            --------  -------   -----    -----
  TOTAL..................   $  1,321  $   704   100.0%   100.0%
                            ========  =======   =====    ======
-----------------------------------------------------------------

It is Bancorp's policy to charge off loans in the current period in which a loss is considered probable. There are always risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of economy as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate. It is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to peer group companies identified by the regulatory agencies.

In assessing the adequacy of the allowance, management relies predominantly on its periodic review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review considers the judgments of management, and also those of bank regulatory agencies that review the loan portfolio as part of their regular examination process.

On December 31, 1995, the allowance for loan losses was $704,000, $275,000 higher than one year earlier. The ratio of the allowance for loan losses to net loans outstanding was 1.06 percent at December 31, 1995, compared to .86 percent at December 31, 1994.

For 1995, Bancorp had net charge-offs of $87,000 compared to $215,000 for the same period in 1994. Total commercial, financial and agricultural loan net (recoveries) were $0 for 1995 versus ($9,000) for the comparable period in 1994. Total real estate net charge-offs were $0 in 1995 and $0 in 1994.

NONPERFORMING ASSETS
Table 13 summarizes nonperforming loans and other real estate owned at the dates indicated.

-----------------------------------------------------------------------------------------
NONPERFORMING ASSETS                                                          [TABLE 13]
(Dollars in thousands)


December 31                                                       1996            1995
----------------------------------------------------------------------------------------
Nonaccrual loans (1) .......................................     $  1,606      $    696
Renegotiated loans .........................................            0             0
Other real estate owned and other repossessed assets .......          500           145
                                                                 --------      --------
   TOTAL NONPERFORMING ASSETS ..............................     $  2,106      $    841
                                                                 ========      ========

Amount of loans out standing at end of year (2) ............     $155,030      $ 66,535
Ratio of total nonperforming assets to loans
  outstanding and other real estate owned at
  end of period ............................................         1.36%         1.26%
Ratio of total nonperforming assets to
  total average assets .....................................         1.51%          .95%
Accruing loans past due 90 days or more ....................            0             0
-----------------------------------------------------------------------------------------

(1)Interest income that could have been recorded during 1996 related to nonaccrual loans was $122, none of which was included in interest income or net income. All nonaccrual loans were secured.
(2)Net of unearned income.

--------------------------------------------------------------------------------
Nonperforming assets (other real estate owned, other repossessed assets and nonaccrual loans) at December 31, 1996, were $2,106,000, an increase of $1,265,000 or 150.42 percent from December 31, 1995. The increase was due to the merger with Key Florida Bank, F.S.B., which increased the loan portfolio by $70,195,000 effectively doubling the loans outstanding. Also, excluding the loans acquired in the merger, loans increased $18,377,000, representing a 27.62 percent growth over year end 1995 balances. At December 31, 1996, Bancorp's ratio of nonperforming assets to loans outstanding plus other real estate owned was 1.36 percent, compared to 1.26 percent at December 31, 1995. The increase in nonperforming assets from December 31, 1995 to December 31, 1996, included increases in other real estate owned and other repossessed assets of $355,000 and increased nonaccrual loans of $910,000. At December 31, 1996, there were no accruing loans 90 days or more past due.

At December 31, 1995, Bancorp's ratio of nonperforming assets to loans outstanding plus other real estate owned was 1.26 percent, compared to 1.76 percent at December 31, 1994. The decrease in nonperforming assets from December 31, 1994 to December 31, 1995 included increases in other real estate owned of $52,000, increased nonaccrual loans of $423,000 and a decrease in accruing loans 90 days or more past due of $513,000 from that at December 31, 1994.

Nonperforming assets are subject to changes in the economy, both nationally and locally, changes in monetary and fiscal policies, and changes in conditions affecting various borrowers from Bancorp's subsidiary bank. No assurance can be given that nonperforming assets will not increase or otherwise change.

INVESTMENT SECURITIES
YIELD, MATURITY AND MARKET VALUE
(DOLLARS IN THOUSANDS)

                                                          ---------------------------------------------------------------
                                                                    U.S. Treasury
                                                            and U.S. Government Agencies      Mortgage-Backed Securities
                                                          ----------------------------------------------------------------
                                                           Market     Carrying    Weighted    Market    Carrying   Weighted
December 31, 1996                                           Value       Value      Yield      Value      Value       Yield
--------------------------------------------------------------------------------------------------------------------------
Maturity
  Within one year....................................    $    2,005  $   2,005     5.43%
  One to five years..................................        19,684     19,684     6.01%
  Five to ten years..................................           504        504     6.55%
  Over ten years and equity
    securities.......................................
Mortgage-backed securities...........................                                      $    4,075      4,075     6.42%
                                                         ----------  ---------             ---------- ----------
    TOTAL VALUE......................................    $   22,193  $  22,193     6.11%   $    4,075 $    4,075     6.42%
                                                         ==========  =========             ========== ==========

December 31, 1995....................................
    TOTAL VALUE......................................    $   18,737  $  18,737     5.40%   $    1,931 $    1,931     5.78%
                                                         ==========  =========             ========== ==========
--------------------------------------------------------------------------------------------------------------------------

(1)  On a tax-equivalent basis

                                                                                       Securities Available For Sale
                                                                            ------------------------------------------------
                                                                                         Gross     Gross            Average
                                                                            Amortized Unrealized Unrealized  Market  Years to
December 31, 1996                                                             Cost       Gains    Losses     Value  Maturity
----------------------------------------------------------------------------------------------------------------------------

U.S. Treasury and U.S. Government
  Agencies................................................................   $22,242 $      54  $   (103) $ 22,193     2.54
Mortgage-backed securities................................................     4,062        28       (15)    4,075    16.80
Obligations of state and political
  subdivisions............................................................       427         8         0       435     2.25
Other securities..........................................................       712         0         0       712      .00
                                                                             ------- ---------  --------  --------
    TOTAL.................................................................   $27,443 $      90  $   (118) $ 27,415     4.51
                                                                             ======= =========  ========  ========

                                                                                       Securities Available For Sale
                                                                           ------------------------------------------------
                                                                                         Gross     Gross            Average
                                                                           Amortized  Unrealized Unrealized  Market Years to
December 31, 1995                                                            Cost        Gains    Losses     Value  Maturity
----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and U.S. Government
  Agencies................................................................   $18,822 $      86  $   (171) $ 18,737    4.83
Mortgage-backed securities................................................     1,945         3       (17)    1,931    6.24
Obligations of state and political
  subdivisions............................................................       413         0         0       413   10.36
Other securities..........................................................       212         0         0       212    3.13
                                                                             ------- ---------  --------  --------
    TOTAL.................................................................   $21,392 $      89  $   (188) $ 21,293    5.04
                                                                             ======= =========  ========  ========
----------------------------------------------------------------------------------------------------------------------------


INVESTMENT SECURITIES
Information relating to yields, amortized cost, market values, and unrealized gains (losses) of Bancorp's investment securities is set forth in Table 14. The yield data is determined using the amortized cost of the securities.

Effective January 1, 1994, Bancorp adopted the investment categorization and carrying value rules as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115 (FASB 115), Accounting for Certain Investments in Debt and Equity Securities. Under FASB 115, Bancorp classifies its investment securities as either available-for-sale or held-to-maturity or trading. Held-to-maturity investments are carried at amortized cost. Securities available-for-sale and trading are carried at market value.

Bancorp's investment in securities is classified and accounted for as securities available-for-sale. Securities to be held for indefinite periods of time and not intended to be held-to-maturity or on a long-term basis are classified as available-for-sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

Bancorp has no securities classified as trading and currently has no plans to hold or acquire any securities for trading. Other securities are classified as held-to-maturity based on an individual analysis. All other securities are classified as available-for-sale and represent 100 percent of the total carrying value.

Obligations of States and Political                                                                     [TABLE 14]
          Subdivisions                               Other                                   Total
-------------------------------------------------------------------------------------------------------------------
Market     Carrying    Weighted          Market    Carrying     Weighted         Market     Carrying       Weighted
Value       Value      Yield (1)         Value      Value        Yield           Value       Value          Yield
--------------------------------------------------------------------------------------------------------------------
                                                                              $  2,005       $ 2,005        5.43%
$435       $  435      5.75%                                                    20,119        20,119        6.01%
                                                                                   504           504        6.55%

                                         $ 712       $ 712                         712           712
                                                                                 4,075         4,075        6.42%
----       ------                        -----       -----                    --------       -------
$435       $  435      5.75%             $ 712       $ 712                    $ 27,415       $27,415        6.04%
====       ======                        =====       =====                    ========       =======


$413       $  413      5.75%             $ 212       $ 212                    $ 21,293       $21,293        5.88%
====       ======                        =====       =====                    ========       =======
-------------------------------------------------------------------------------------------------------------------

Average outstanding investment securities during the year decreased by $802,000 to $23,679,000. The investment in securities was done after considering future projected liquidity needs and then current economic conditions. U.S. Treasury and Government agency securities with maturities from two to three years were emphasized with the intent to hold these securities as available-for-sale. Also, Bancorp continued to reduce its position in mortgage-backed securities due to market price sensitivity. Bancorp maintained a small position in tax-exempt securities to maximize long-term tax-equivalent yields. The changes made to the investment securities portfolio occurred in the fourth quarter of 1996 and increased the average yield from 5.88 percent to 5.91 percent. This was primarily due to higher yield reinvestment opportunities.

The above-described transactions changed the composition of the investment securities portfolio during 1996. At December 31, 1996, 80.95 percent of the total carrying value of the $27,415,000 of the investment portfolio was comprised of U.S. Treasury and Government agency securities. This compares to
88.00 percent at December 31, 1995. In addition, 14.86 percent of total investment securities were represented by mortgage-backed securities compared to
9.07 percent at December 31, 1995.

The mortgage-backed securities consist of pass-through and collateralized mortgage obligations issued by governmental agencies, primarily the Governmental National Mortgage Association, and private issuers, primarily Federal National Mortgage Association, Inc. Approximately seventy-five percent of the mortgage-backed portfolio consisted of variable rate securities with the balance invested in fixed rate securities. The primary risk associated with these securities is an interest rate risk; that is, how a change in interest rates influences the prepayments of the underlying mortgage obligations thereby affecting the actual yield to maturity on the mortgage-backed security. A decreasing trend in interest rates would increase the market value and shorten the expected maturity of the portfolio due to the anticipated increase in prepayments of the underlying mortgage obligations. Conversely, an increasing trend in interest rates would have the opposite tendency to decrease the market value and lengthen the expected maturity of the portfolio.

The unrealized net depreciation of the portfolio at December 31, 1996, was $28,000. This represents .10 percent of amortized cost and .10 percent of carrying value as compared unrealized net depreciation of .46 percent at December 31, 1995. For investment securities, the largest segment of unrealized loss at December 31, 1995, is represented by U.S. Treasury and Government agency securities ($85,000 or .40 percent of the carrying value of the entire portfolio). The largest segment of unrealized loss at December 31, 1996, is represented by U.S. Treasury and government agency securities ($49,000 or .18 percent of the carrying value of the entire portfolio).

DEPOSITS
Total deposits increased $99,392,000 or 113.00 percent to $187,347,000 at December 31, 1996, compared to one year earlier. The merger with Key Florida Bank, F.S.B. contributed $78,801,000 of this increase, while other increases totalled $20,591,000 or 23.41 percent increase over the 1995 balance. Although total deposits increased, the composition of deposit type changed. As interest rates increased, interest-bearing deposits and savings decreased while time deposits increased by a greater amount.

-------------------------------------------------------------------------------
MATURITY OF CERTIFICATES OF DEPOSIT                                  [TABLE 15]
OF $100,000 OR MORE
(Dollars in thousands)


                                       % OF                % of
December 31                   1996     TOTAL     1995      Total
----------------------------------------------------------------
Maturity Group:
  Under 3 months..........  $  7,321   36.4%   $  3,021   27.2%
  3 to 6 months...........     4,830   24.0%      1,851   16.7%
  6 to 12 months..........     3,837   19.1%      1,851   16.7%
  Over 12 months..........     4,146   20.5%      4,390   39.4%
                            -------- ------    --------  -----
    TOTAL.................  $ 20,134  100.0%   $ 11,113  100.0%
                            ======== ======    ========  =====

-------------------------------------------------------------------------------


Time deposits increased $65,878,000 or 112.12 percent to $124,634,000 at December 31, 1996. Jumbo CDs increased $9,021,000 or 81.18 percent to $20,134,000. Total time deposits increased due in part to product repricing and increased competition for time deposits within Bancorp's market area.

The merger with Key Florida Bank, F.S.B. increased time deposits $55,367,000,
44.42 percent of the year-end balance.

Interest-bearing demand and savings increased $27,892,000, of which the merger comprised $20,796,000. The $7,096,000 increase (excluding merger) to $45,702,000 is 39.84 percent higher than 1995. Including the merger, there was a 156.61 percent increase.

Noninterest-bearing demand accounts increased $5,623,000 or 49.38 percent to $17,011,000. Excluding the additional $3,265,000 of deposits acquired in the merger, there was a 20.71 percent decrease.

Total deposits grew $15,238,000 or 21 percent to $87,955,000 at December 31, 1995, compared to one year earlier. Time deposits increased $13,194,000 or 29 percent to $58,756,000 at December 31, 1995. Included in this increase was an increase in jumbo CDs of $630,000 or 6 percent to $11,113,000.

Savings deposits totalled $4,157,000 at December 31, 1995, $46,000 or 1 percent less than at December 31, 1994. Noninterest-bearing demand deposits increased $233,959 or 2 percent to $11,388,000 at December 31, 1995. Interest-bearing demand and NOW accounts increased $1,856,000 or 14 percent to $13,654,000 at December 31, 1995.

INTEREST RATE SENSITIVITY
Interest rate movements and deregulation of interest rates have made managing Bancorp's interest rate sensitivity increasingly important. Bancorp's Assets/Liability Management Committee is responsible for managing Bancorp's exposure to changes in market interest rates. This committee attempts to maintain stable net interest margins by generally matching the volume of assets and liabilities maturing, or subject to repricing, and by adjusting rates to market conditions and changing interest rates.

-------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY ANALYSIS (1)                               [TABLE 16]
(Dollars in thousands)

                               0-3            4-12           1-5           Over 5
December 31, 1996            Months          Months         Years          Years          Total
------------------------------------------------------------------------------------------------
Federal funds sold
  and other short-
  term investments ....     $    972       $      0       $      0              0      $    972
Investment securi-
  ties (2) ............          500          2,011         19,650          5,282        27,443
Loans .................       54,061         20,669         63,782         16,595       155,107
                              ------         ------         ------         ------       -------
Earning assets ........       55,533         22,680         83,432         21,877       183,522
                              ------         ------         ------         ------       -------

Savings deposits ......       45,702              0              0              0        45,702
Certificates of
  deposit .............       39,301         50,970         34,292             71       124,634
Federal funds purchased
  and other short-term
  borrowings ..........            0              0              0              0             0
                            --------       --------       --------       --------      --------
Interest-bearing
  liabilities .........     $ 85,003       $ 50,970       $ 34,292       $     71      $170,336
                            --------       --------       --------       --------      --------
Interest sensitivity
  gap .................     $(29,470)      $(28,290)      $ 49,140       $ 21,806      $ 13,186
                            ========       ========       ========       ========      ========

Cumulative gap ........     $(29,470)      $(57,760)      $ (8,620)      $ 13,186
                            ========       ========       ========       ========
Cumulative gap to
  earnings assets (%) .          (16%)          (31%)           (5%)            7%
Earnings assets to
  interest-bearing
  liabilities .........           65%            45%           243%           308%
--------------------------------------------------------------------------------------------------


(1) The repricing dates may differ from maturity dates for certain assets due to repayment assumptions.
(2)   Investment securities are stated at amortized cost.

Interest rate exposure is managed by monitoring the relationship between earning assets and interest-bearing liabilities, focusing primarily on those that are rate-sensitive. Rate-sensitive assets and liabilities are those that reprice at market interest rates within a relatively short period, defined here as one year or less. The difference between rate-sensitive assets and rate-sensitive liabilities represents Bancorp's interest sensitivity gap, which may be either positive (assets exceed liabilities) or negative (liabilities exceed assets).

On December 31, 1996, Bancorp had a negative gap position based on contractual maturities and prepayment assumptions for the next twelve months with a negative interest rate sensitivity gap as a percent of total earning assets of 16 percent. This means that Bancorp's assets reprice more slowly than its deposits. In a declining interest rate environment, the cost of Bancorp's deposits and other liabilities may be expected to fall faster than the interest received on its earnings assets, thus increasing the net interest spread. If interest rates generally increase, the negative gap means that the interest received on earning assets may be expected to increase more slowly than the interest paid on Bancorp's liabilities, therefore decreasing the net interest spread.

Management monitors the gap position on an periodic basis to keep interest rate risk within levels acceptable to Bancorp.

LIQUIDITY MANAGEMENT
The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses Bancorp's ability to meet deposit withdrawals either on demand or at contractual maturity and to make new loans and investments as opportunities arise.

Contractual maturities for assets and liabilities are reviewed to meet current and future liquidity requirements. Sources of liquidity, both anticipated and unanticipated, are maintained through a portfolio of high-quality marketable assets, such as residential mortgage loans, investment securities, and federal funds sold. Bancorp has access to federal funds lines of credit and is able to provide short-term financing of its activities by selling, under agreement to repurchase, U.S. Treasury and Government agency securities (including certain mortgage-backed securities) not pledged to secure public deposits or trust funds. At December 31, 1996, Bancorp had available federal funds lines of credit of $13,000,000. At December 31, 1996, Bancorp had $500,000 U.S. Treasury and Government agency securities pledged. At December 31, 1995, the amount of securities pledged was also $500,000.

Liquidity, as measured in the form of cash and cash equivalents, totalled $11,515,000 at December 31, 1996. At December 31, 1995, cash and cash equivalents totalled $6,250,000. Cash and cash equivalents vary with seasonal deposit movements and are generally higher in the winter than in the summer, and vary with the level of principal repayments occurring in Bancorp's investment securities portfolio and loan portfolio.

As is typical of financial institutions, cash flows from investing (primarily in loans and securities) and from financing (primarily through deposit generation and short-term borrowings) are greatly in excess of cash flows from operations. In 1996, the cash flow used in operations of $722,000 was 53.52 percent more than the $1,350,000 provided by operations during the same period of 1995. Cash flows from investing and financing activities reflect the increase in securities, loans and deposit balances experienced in 1996. In 1995, cash flows from operations of $1,350,000 were 5 percent higher than in 1994.

CONTINGENCIES AND LEGAL MATTERS
Bancorp and Liberty National Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Bancorp or Liberty National Bank which, if determined adversely, would have a material adverse effect on the business, results of operations, or financial position of Bancorp.

EFFECTS OF INFLATION AND CHANGING INTEREST RATES
The financial statements presented herein were prepared in accordance with generally accepted accounting principles and do not attempt to consider changes in the relative value of money due to inflation over a period of time.

Changing property values, in a weak economy could have a negative impact on the value of real estate owned by Bancorp acquired through foreclosure as well as real estate securing Bancorp's loans. Accordingly, management conducts a periodic review of the property owned through foreclosure and the collateral securing delinquent loans and will write down or reserve for marginal equity positions as deemed necessary.

Interest rates have a greater impact on a financial institutions performance than the general levels of inflation and asset/liability analysis will continue in order to quantify and maintain interest rate risks within levels acceptable to Bancorp.

FASB 107 DISCLOSURES ABOUT FAIR VALUES OF
FINANCIAL INSTRUMENTS
Bancorp has calculated and reported the fair value of its financial instruments in accordance with the Statement of Financial Accounting Standards No. 107. While market value information has been reported for its investment securities portfolio in prior years based on quoted market prices, this statement also requires the estimating of fair values for financial instruments with no quoted market prices. For most instruments with no quoted market values, there are a variety of judgments which must be applied with a wide variation in reported results. Management has followed the requirements of the statement and used an acceptable method to estimate fair value for these instruments. However, various other values could result if different assumptions were used. Therefore, management believes it is not relevant and potentially misleading to compare the amount of appreciation or depreciation of financial instruments with no quoted values to any other financial institution.

CURRENT DEVELOPMENTS:

BRANCH OPENINGS
In April 1996, Bancorp opened its University Parkway Branch, which is located in Sarasota County. The addition of this location brought the total number of branches to six. During the fourth quarter of 1996, Bancorp purchased an existing structure in Ellenton, Florida (Manatee County), and renovated it for use as its seventh branch location. The Ellenton Branch opened in early January 1997.

DIVIDENDS
During 1996, Liberty National Bank paid a dividend of $250,000 to its parent, Key Florida Bancorp. Prior to that dividend, Liberty National Bank had never paid cash dividends and Bancorp has not paid any cash dividends since February 1991. For the foreseeable future, Bancorp intends to retain earnings to finance continued growth rather than pay cash dividends on Bancorp common stock. If at any time the Bancorp Board determines to pay dividends on Bancorp common stock, the timing and the extent to which dividends are paid by Bancorp will be determined by such Board in light of then-existing circumstances, including Bancorp's rate of growth, profitability, financial condition, existing and anticipated capital requirements, the amount of funds legally available for the payment of cash dividends, regulatory constraints and such other factors as the Board determines relevant. The source of funds for payment of dividends by Bancorp will be Liberty National Bank. Payments made by the Bank to Bancorp are limited by law and regulations of the bank regulatory authorities. Under the National Bank Act, a national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. Payments of dividends out of net profits is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 10 percent of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. Section 60(b), the approval of the OCC is required if the total of all dividends declared by a bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfer to surplus.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS
SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, issued by the Financial Accounting Standards Board
(FASB) in March 1995, is effective for the Company for fiscal years beginning on or after December 15, 1995. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an assets may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of that asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. Management has determined that the impact of SFAS 121 on the Company's financial statements as of December 31, 1996, is not material.

In May 1995, the Financial Accounting Standards Board issued SFAS 122, Accounting for Mortgage Services Rights, SFAS 122 requires companies that engage in mortgage banking activities to allocate the total cost of the mortgage loans it acquires or originates and then sells with servicing rights retained between the estimated fair value of the loans and the capitalized mortgage servicing rights, if practical. SFAS 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. SFAS applies prospectively to fiscal years beginning after December 15, 1995. The adoption of the provision of SFAS 122 did not have a material impact on the financial position of the Company.

In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation, effective for fiscal years beginning after December 15, 1995. SFAS 123 requires a fair value-based method of accounting for stock-based compensation. SFAS 123 did not have a material impact on the financial position or results of operations of the Company.

The FASB recently issued SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement provides consistent standards for distinguished transfers of financial assets that are sales from transfers that are secured borrowings. The statement breaks new ground in resolving long-standing questions about whether transactions should be accounted for as secured borrowings or as sales. The approach that is used focuses on control. A company is required to recognize the financial and servicing assets that it controls and the liabilities that has incurred. The opposite result would occur when control of financial assets has been surrendered and liabilities extinguished. SFAS 125 applies prospectively to fiscal years beginning after December 15, 1996. SFAS 127 is an amendment of SFAS 125 to defer the effective date of certain provisions of SFAS 125. No earlier or retroactive application is allowed. The adoption of the provisions of SFAS 125 is not expected to have material impact of the financial position of the Company.

                        SELECTED QUARTERLY INFORMATION
--------------------------------------------------------------------------------
          Consolidated Quarterly Average Balances, Yields and Rate(1)

(Dollars in thousands)                                 1996 Quarters (4)
-----------------------------------------------------------------------------------------------------------------------------------
                                               FOURTH (3)             Third (3)          Second                  First
-----------------------------------------------------------------------------------------------------------------------------------
                                           AVERAGE     YIELD/  Average    Yield/    Average     Yield/      Average        Yield/
                                           BALANCE     RATE    Balance     Rate     Balance      Rate       Balance        Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Earnings assets:
  Investment and mortgage-backed
   securities..........................   $   27,432  5.92%   $   27,204    5.83%   $   19,950     5.77%    $    20,468       5.67%
  Federal funds sold and other short-
   term investments    ................        4,635  5.26%        2,843    5.34%        2,141     8.03%          1,673       5.26%
  Loans, net (2).......................      154,393  8.82%      123,323    9.00%       71,728     9.92%         67,086       9.38%
                                          ----------          ----------            ----------              -----------
   TOTAL EARNINGS ASSETS...............      186,460  8.30%      153,370    8.37%       93,819     9.00%         89,227       8.45%
Allowance for loan losses..............       (1,319)             (1,152)                 (772)                    (726)
Cash and due from banks................        5,500               5,837                 3,732                    2,702
Bank premises and equipment                    4,635               3,729                 2,399                    1,865
Other assets...........................        1,934               2,567                 1,456                    2,108
                                          ----------          ----------            ----------              -----------
   TOTAL ASSETS........................   $  197,210          $  164,351            $  100,634              $    95,176
                                          ==========          ==========            ==========              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing demand, NOW and
  money market.........................   $   25,853  2.49%   $   23,512    2.44%   $   14,565     2.45%    $    13,910       2.44%
 Savings...............................       18,778  3.26%       12,868    2.86%        4,536     3.55%          4,410       3.54%
 Time deposits.........................      124,298  5.63%      102,171    5.60%       62,712     5.63%         58,942       5.78%
 Federal funds purchased and
  sold under agreement to repurchase...          193  6.21%        1,497    4.75%          343     4.66%           215        5.58%
                                          ----------          ----------             ---------               ----------

   TOTAL INTEREST-BEARING LIABILITIES        169,122  4.90%      140,048    4.81%       82,156     4.95%         77,477       5.05%
Demand deposits:
 Noninterest-bearing...................       14,345              12,084                10,128                    9,177
Other liabilities......................          587                 976                   846                    1,035
                                          ----------          ----------            ----------              -----------
   TOTAL LIABILITIES...................      184,054             153,108                93,130                   87,689
Shareholders' equity...................       13,156              11,243                 7,504                    7,487
                                          ----------          ----------            ----------              -----------
   TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY..............   $  197,210          $  164,351            $  100,634              $    95,176
                                          ==========          ==========            ==========              ===========

Interest expense as % of earning assets               4.54%                 4.39%                  4.33%                      4.38%
Net yield on earning assets............               3.76%                 3.97%                  4.66%                      4.07%
-----------------------------------------------------------------------------------------------------------------------------------


(1)   The tax equivalent adjustment is based on a 34 percent tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.
(3)   Subsequent to merger with Key Florida Bank, F.S.B.
(4) 1996 Average balances are calculated using month-end totals, not daily average balances.

                        SELECTED QUARTERLY INFORMATION
-------------------------------------------------------------------------------
          Consolidated Quarterly Average Balances, Yields and Rate(1)


(Dollars in thousands)                                                           1995 Quarters
---------------------------------------------------------------------------------------------------------------------------------
                                                       FOURTH               Third               Second               First
---------------------------------------------------------------------------------------------------------------------------------
                                                 AVERAGE    YIELD/    Average   Yield/     Average   Yield/    Average    Yield/
                                                 BALANCE    RATE      Balance    Rate      Balance    Rate     Balance     Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Earnings assets:
  Investment and mortgage-backed
    Securities............................      $   22,194   6.22%  $   27,051   5.83%   $   26,345   5.88%   $    21,717   5.80%
  Federal funds sold and other short-
     term investments.....................           1,009   7.14%       1,153  11.80%        2,241   6.85%         2,842   6.05%
  Loans, net (2)..........................          64,653   9.45%      59,367   9.31%       55,575   8.90%        50,072   9.08%
                                                ----------          ----------           ----------           -----------
   TOTAL EARNINGS ASSETS..................          87,856   8.61%      87,571   8.27%       84,161   7.89%        74,631   8.01%
Allowance for loan losses.................            (666)               (576)                (503)                 (448)
Cash and due from banks...................           3,866               3,469                3,989                 3,438
Bank premises and equipment                          1,710               1,518                1,174                 1,135
Other assets..............................           1,571               1,750                1,546                 1,795
                                                ----------          ----------           ----------           -----------
    TOTAL ASSETS..........................      $   94,337          $   93,732           $   90,367           $    80,551
                                                ==========          ==========           ==========           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Interest-bearing demand, NOW and
    money market..........................      $   14,213   2.87%  $   13,855   3.06%   $   12,291   3.35%   $    10,856   2.47%
  Savings.................................           4,114   2.72%       3,995   2.80%        3,937   3.20%         4,097   4.00%
  Time deposits...........................          58,065   5.94%      58,167   5.94%       56,872   5.64%        49,684   5.21%
  Federal funds purchased and securities
    sold under agreement to...............
    repurchase............................               0                   0                    0                   112   7.14%
                                                ----------          ----------           ----------           -----------
      TOTAL INTEREST-BEARING LIABILITIES            76,392   5.19%      76,017   5.27%       73,100   5.13%        64,749   4.68%
Demand deposits:
  Noninterest-bearing.....................           9,704               8,888                9,597                 8,988
Other liabilities.........................             881               1,474                  634                   396
                                                ----------          ----------           ----------           -----------
      TOTAL LIABILITIES...................          86,977              86,379               83,331                74,133
Shareholders' equity......................           7,360               7,353                7,036                 6,418
                                                ----------          ----------           ----------           -----------
      TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY................      $   94,337          $   93,732           $   90,367           $    80,551
                                                ==========          ==========           ==========           ===========

Interest expense as % of earning assets                      4.52%               4.56%                4.45%                 4.05%
Net yield on earning assets                                  4.09%               3.71%                3.44%                 3.96%
---------------------------------------------------------------------------------------------------------------------------------

(1)   The tax equivalent adjustment is based on a 34 percent tax rate.
(2) Nonaccrual loans are included in loan balances. Fees on loans have been included in interest on loans.

                        SELECTED QUARTERLY INFORMATION
--------------------------------------------------------------------------------
                 Quarterly Consolidated Income Statement (1)

                                                         1996 Quarters                             1995 Quarters
                                             -------------------------------------    -------------------------------------
(Dollars in thousands except per share data)  FOURTH   Third     Second      First     Fourth     Third    Second    First
---------------------------------------------------------------------------------------------------------------------------
Net interest income:
  Interest income.......................     $  3,873 $  3,209  $  2,110  $  1,886    $  1,891  $  1,810  $  1,661 $  1,495
  Interest expense......................        2,120    1,685     1,017       976         992       998       937      755
                                             -------- --------  --------  --------    --------  --------  -------- --------
  Net interest income...................        1,753    1,524     1,093       910         899       812       724      740
                                             -------- --------  --------  --------    --------  --------  -------- --------
Provision for loan losses...............            0       62       135        60          78        94       145       45
                                             -------- --------  --------  --------    --------  --------  -------- --------

Noninterest income......................          106      118       117       127         129       120       210      113
                                             -------- --------  --------  --------    --------  --------  -------- --------

Noninterest expenses....................        1,626    1,604       882       659         629       622       605      616
                                             -------- --------  --------  --------    --------  --------  -------- --------

Income before income taxes..............          233      (24)      193       318         321       216       184      192

Provision for income taxes..............         (105)      10       (70)     (119)        125        82        71       73
                                             --------  -------  --------  --------    --------  --------  -------- --------

Net income .............................     $    128 $    (14) $    123  $    199    $    196  $    134  $    113 $    119
                                             ======== ========  ========  ========    ========  ========  ======== ========


PER SHARE DATA
  Net income (3)........................     $    .05 $   (.01) $    .13  $    .21    $    .21  $    .15  $    .14 $    .14
  Market price of common stock at
     end of period (2)..................     $   8.00 $   8.00  $   8.63  $   7.85    $   7.85  $   7.06  $   7.06 $   6.87
---------------------------------------------------------------------------------------------------------------------------

(1)   The tax equivalent adjustment is based on a 34 percent tax rate.
(2)   Market price based on most recent stock sale.
(3) The sum of the quarters' earnings per share does not equal the year-to-date earnings per share due to changes in average share calculations. This is in accordance with prescribed reporting requirements.